Exhibit 99.1

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Galaxy Digital Inc. in its capacity as general partner of
Galaxy Digital Holdings LP:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Galaxy Digital Holdings LP and subsidiaries (the Partnership) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Partnership has changed its method of accounting for digital assets that are qualifying indefinite-lived intangible assets to fair value, with changes in fair value recognized in net income as of January 1, 2023 due to the adoption of Accounting Standards Update No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets.
As discussed in Note 2 to the consolidated financial statements, the Partnership has changed its method of accounting for obligations to safeguard crypto assets for others as of December 31, 2024, with retrospective application to all periods presented, due to the adoption of SEC Staff Accounting Bulletin No. 122.
Basis for Opinion
These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Evaluation of audit evidence pertaining to the existence of and rights to digital assets
As discussed in Note 6 to the consolidated financial statements, the Partnership recognizes a variety of digital assets on its consolidated statement of financial position. Digital assets that are financial assets and digital assets that are qualifying indefinite-lived intangible assets are measured at fair value. Digital assets that are indefinite-lived intangible assets that do not qualify for measurement at fair value are recorded at cost, less any impairment losses incurred. As of December 31, 2024, the carrying value of the Partnership’s digital assets was $2.93 billion.
We identified the evaluation of the existence of and the Partnership’s rights to substantially all of the Partnership’s digital assets, including the risk that the Partnership’s digital assets may not be owned by the Partnership or may be subject to unauthorized on blockchain transfers to third parties, as a critical audit matter. A high degree of auditor judgment was involved in determining the nature and extent of the procedures performed and audit evidence obtained to assess the existence of and the Partnership’s rights to the digital assets.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls over the existence of and the Partnership’s rights to the digital assets, including the risk that the Partnership’s digital assets may not be owned by the Partnership or may be subject to unauthorized on blockchain transfers to third parties. We also tested the operating effectiveness for certain of these internal controls. We obtained confirmations of the Partnership’s digital assets held with certain third parties as of December 31, 2024 and compared the results of the confirmations to the Partnership’s records. We also compared the Partnership’s records of certain digital asset balances and transactions to the records on public blockchains using software audit tools. We obtained evidence that management has control of the private keys required to access digital assets through observing the movement of selected digital assets and validating cryptographic messages signed using selected private keys. We obtained and assessed relevant documentation to support that the digital assets as of December 31, 2024 were owned by the Partnership. For a selection of on blockchain transfers to third parties, we obtained and assessed evidence that the transaction was appropriately authorized and recorded by the Partnership. We evaluated the reliability of audit evidence obtained from public blockchains.
Assessment of fair value of investments
As discussed in Notes 9, 10, and 11 to the consolidated financial statements, the Partnership held investments, a portion of which represented investments measured using the market approach valuation method with one or more significant unobservable inputs on a recurring basis or as a result of impairment recognition. As of December 31, 2024, the Partnership held $835 million of current investments and $809 million of non-current investments.
We identified the assessment of the fair value measurement of the investments measured using the market approach valuation method with one or more significant unobservable inputs as a critical audit matter. There was a high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment involved in the assessment due to significant measurement uncertainty. Specifically, the assessment involved evaluating significant unobservable inputs used in these fair value estimates, such as relevance of prior transactions, valuation adjustments, selection of comparable companies, volatility, and enterprise value-to-revenue multiples.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the Partnership’s measurement of the investments measured using the market approach valuation method with one or more significant unobservable inputs, including controls related to the review of significant unobservable inputs. We involved valuation professionals with specialized skills and knowledge, who assisted in evaluating the reasonableness of the fair value measurement for a selection of these investments through developing an independent estimate of the fair value of the investment and comparing the results of our estimate of fair value to the Partnership’s fair value measurement. As part of this independent estimate, the valuation professionals developed independent pricing inputs.
/s/ KPMG LLP
We have served as the Partnership’s auditor since 2021.
New York, New York
March 27, 2025, except for Notes 4, 5, and 23, as to which the date is May 27, 2025.

Galaxy Digital Holdings LP
Consolidated Statements of Operations
For the Years Ended December 31, 2024, 2023 and 2022
(Expressed in thousands of U.S. Dollars)

	For the years ended
	December 31, 2024	December 31, 2023	December 31, 2022
Revenues	$42,596,673	$51,626,779	$119,825,847
Net gain / (loss) on digital assets	634,557	333,450	938,365
Net gain / (loss) on investments	258,791	97,827	(464,918)
Net gain / (loss) on derivatives trading	267,769	151,583	192,558
Revenues and gains / (losses) from operations	43,757,790	52,209,639	120,491,852
Operating expenses:
Transaction expenses	42,741,776	51,592,423	120,995,931
Compensation and benefits	265,591	219,256	216,201
General and administrative	279,297	58,351	148,770
Technology	30,510	20,107	14,918
Professional fees	51,076	38,051	28,223
Notes interest expense	30,804	27,285	37,029
Total operating expenses	43,399,054	51,955,473	121,441,072
Other income / (expense):
Change in fair value of warrant liability	—	—	20,322
Unrealized gain / (loss) on notes payable – derivative	(31,727)	(9,603)	57,998
Other income / (expense), net	2,774	(135)	26,480
Total other income / (expense)	(28,953)	(9,738)	104,800
Net income / (loss) before taxes	$329,783	$244,428	$(844,420)
Income taxes expense / (benefit)	(16,939)	15,914	(28,291)
Net income / (loss)	$346,722	$228,514	$(816,129)
Net income / (loss) attributed to:
Redeemable noncontrolling interests	—	—	(97,219)
Unit holders of the Company	$346,722	$228,514	$(718,910)

Galaxy Digital Holdings LP
Consolidated Statements of Financial Position
As of December 31, 2024 and 2023
(Expressed in thousands of U.S. Dollars)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$462,103	$316,610
Digital intangible assets (includes $1,997.4 and $694.9 million measured at fair value)	2,547,581	972,429
Digital financial assets	359,665	74,386
Digital assets loan receivable, net of allowance	579,530	104,504
Investments	834,812	—
Assets posted as collateral	277,147	318,195
Derivative assets	207,653	173,209
Accounts receivable (includes $4.2 and $1.6 million due from related parties)	55,279	60,929
Digital assets receivable	53,608	14,686
Loans receivable	476,620	377,105
Prepaid expenses and other assets	26,892	36,924
Total current assets	5,880,890	2,448,977
Non-current assets
Digital assets receivable	7,112	6,174
Investments (includes $745.5 and $651.4 million measured at fair value)	808,694	735,103
Digital intangible assets	20,979	41,356
Loans receivable, non-current	—	10,259
Property and equipment, net	237,038	213,348
Other non-current assets	107,105	94,806
Goodwill	58,037	44,257
Total non-current assets	1,238,965	1,145,303
Total assets	$7,119,855	$3,594,280
Liabilities and Equity
Current liabilities
Derivative liabilities	165,858	160,642
Accounts payable and accrued liabilities (includes $96.9 and $66.9 million due to related parties)	281,531	140,376
Digital assets borrowed	1,497,609	398,277
Payable to customers	19,520	3,442
Loans payable	510,718	93,069
Collateral payable	1,399,655	581,362
Other current liabilities	13,034	40,936
Total current liabilities	3,887,925	1,418,104
Non-current liabilities
Notes payable	845,186	408,053
Other non-current liabilities	192,392	56,952
Total non-current liabilities	1,037,578	465,005
Total liabilities	4,925,503	1,883,109
Commitments and contingencies (Note 17)
Equity
Unit holders’ capital	2,194,352	1,711,171
Total equity	2,194,352	1,711,171
Total liabilities and equity	$7,119,855	$3,594,280

Galaxy Digital Holdings LP
Consolidated Statements of Financial Position
As of December 31, 2024 and 2023
(Expressed in thousands of U.S. Dollars)
The accompanying notes are an integral part of these consolidated financial statements.

Galaxy Digital Holdings LP
Consolidated Statements of Changes in Equity
For the Years Ended December 31, 2024, 2023 and 2022
(Expressed in thousands of U.S. Dollars except share data)

	Class A Unit Capital		Class B Unit Capital		Total equity	Redeemable noncontrolling interests
	Number	Amount	Number	Amount
Balance at December 31, 2021	101,550,494	$856,371	228,110,373	$1,431,321	$2,287,692	$161,536
Equity based compensation	—	28,994	—	60,866	89,860	—
Contributions	—	—	—	—	—	19,677
Distributions	—	(58,827)	—	(125,448)	(184,275)	(83,994)
Vesting of Class B Units	—	—	560,255	—	—	—
Exchange of Class B Units	10,055,909	68,769	(10,055,909)	(68,769)	—	—
Cancellation of Class A Units	(10,870,449)	(55,181)	—	—	(55,181)	—
Issuance of Class A Units on exercise of warrants, options and restricted stock	4,075,585	6,227	—	—	6,227	—
Redemption of Class B Units	—	—	(2,671,350)	(7,961)	(7,961)	—
Other	—	(832)	—	(426)	(1,258)	—
Loss for the year	—	(235,147)	—	(483,763)	(718,910)	(97,219)
Balance at December 31, 2022	104,811,539	$610,374	215,943,369	$805,820	$1,416,194	$—
Cumulative effect of change in accounting principles	—	1,533	—	3,209	4,742	—
Equity based compensation	—	27,558	—	56,232	83,790	—
Contributions	—	—	—	—	—	—
Distributions	—	(7,301)	—	(15,104)	(22,405)	—
Vesting of Class B Units	—	—	15,226	—	—	—
Exchange of Class B Units	30,121	141	(30,121)	(141)	—	—
Cancellation of Class A Units	(4,221,799)	(10,668)	—	—	(10,668)	—
Issuance of Class A Units on exercise of warrants, options and restricted stock	8,679,471	11,107	—	—	11,107	—
Other	—	(121)	—	18	(103)	—
Income for the year	—	75,858	—	152,656	228,514	—
Balance at December 31, 2023	109,299,332	$708,481	215,928,474	$1,002,690	$1,711,171	$—
Equity based compensation	—	26,897	—	48,120	75,017	—
Distributions	—	(19,526)	—	(35,732)	(55,258)	—
Vesting of Class B Units	—	—	15,226	—	—	—
Exchange of Class B Units	81,357	541	(81,357)	(541)	—	—
Cancellation of Class A Units	(1,832,402)	(20,516)	—	—	(20,516)	—
Issuance of Class A Units, net of issuance cost	20,029,493	137,184	—	—	137,184	—
Other	—	404	—	(372)	32	—
Income for the year	—	116,265	—	230,457	346,722	—
Balance at December 31, 2024	127,577,780	$949,730	215,862,343	$1,244,622	$2,194,352	—
The accompanying notes are an integral part of these consolidated financial statements.

Galaxy Digital Holdings LP
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2024, 2023 and 2022
(Expressed in thousands of U.S. Dollars)

	For the years ended
	December 31, 2024	December 31, 2023	December 31, 2022
Operating activities
Income for the year	$346,722	$228,514	$(816,129)
Adjustments for:
Digital assets sales revenue	(11,150,499)	(24,498,135)	(51,758,250)
Digital assets sales cost	11,264,933	24,463,949	49,273,681
Impairment of digital assets	89,774	46,757	2,628,402
Provision for credit losses	3,635	—	10,123
Depreciation and amortization	46,892	22,945	12,852
Other impairment	101	—	52,077
Equity based compensation	74,857	81,654	89,029
Non-cash expense from borrowing	70,544	8,230	35,457
Non-cash lending and net staking income	(100,472)	(24,915)	(36,786)
Net (gain) / loss on digital assets	(634,557)	(333,450)	(938,365)
Net (gain) / loss on investments	(258,791)	(97,827)	464,918
Net realized loss on disposal	—	2,111	2,046
Net (gain) on derivatives trading	(267,769)	(151,583)	(192,558)
Net unrealized (gain) / loss on notes payable – derivative	31,727	9,603	(57,998)
Change in fair value of warrant liability	—	—	(20,322)
Net (gain) on sale of mining equipment	—	—	(512)
Non-cash notes interest expense	17,454	13,935	22,552
Net deferred tax expense / (benefit)	(8,386)	2,498	(13,575)
Impact of exchange rate on cash and other	682	390	1,974
Changes in operating assets and liabilities:
Digital assets	153,175	148,322	1,404,046
Digital assets receivable	33	(2,617)	(18,010)
Derivative assets/liabilities	238,931	122,422	210,471
Accounts receivable	3,491	7,957	57,075
Prepaid expenses and other assets	10,030	(8,548)	(64,851)
Other non-current assets	—	2,000	2,394
Assets posted as collateral	2,091	(2,091)	—
Collateral payable	63,629	(46,681)	30,398
Accounts payable and accrued liabilities	91,512	18,195	(60,283)
Other current liabilities	(422,180)	(13,207)	(23,335)
Other non-current liabilities	127,362	(4,507)	(3,022)
Net cash provided by / (used in) operating activities	(205,079)	(4,079)	293,499
Investing activities
Proceeds from paydowns and maturities of loans receivable	200,679	66,706	228,282
Disbursements for loans receivable	(279,146)	(279,813)	(230,583)
Purchase of property, equipment and intangible assets	(59,025)	(45,613)	(118,190)
Disposal of property and equipment	2,954	653	1,281
Acquisitions	(5,115)	(43,893)	(74,605)
Purchase of investments	(3,260,043)	(192,330)	(142,045)
Proceeds and distributions from investments	2,878,067	209,508	194,198

Galaxy Digital Holdings LP
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2024, 2023 and 2022
(Expressed in thousands of U.S. Dollars)

Cash held in deconsolidated funds	—	—	(19,039)
Net cash provided by / (used in) investing activities	(521,629)	(284,782)	(160,701)

Financing activities
Proceeds from stock option and warrant exercise	5,860	11,107	6,192
Payable to customers	16,078	(6,149)	(132,850)
Proceeds from loans payable	315,516	117,233	131,473
Repayments of loans payable	(228,617)	(25,748)	(164,762)
Margin loans payable, net	330,716	—	—
Proceeds from / (repayments of) notes payable, net of issuance cost	388,931	—	(29,998)
Contributions	119,491	—	—
Distributions	(55,258)	(22,405)	(184,275)
Receipts from non-controlling interests liability holders	—	—	16,169
Disbursements to non-controlling interests liability holders	—	—	(12,114)
Repurchase and cancellation of Class A Units withheld	(20,516)	(10,668)	(53,347)
Redemption of Class B Units	—	—	(7,961)
Net cash provided by / (used in) financing activities	872,201	63,370	(431,473)
Net increase / (decrease) in cash and cash equivalents	145,493	(225,491)	(298,675)
Cash and cash equivalents, beginning of year	316,610	542,101	840,776
Cash and cash equivalents, end of year	$462,103	$316,610	$542,101
Supplemental disclosure of cash flow information and non-cash investing and financing activities:
Cash paid during the year for:
Interest	$51,095	$23,292	$23,874
Taxes	8,561	9,316	25,559
Significant non-cash investing and financing activities:
Digital assets loan receivable, net of allowance	$475,450	$54,533	$90,819
Assets posted as collateral	37,577	290,965	46,262
Digital assets borrowed	1,099,332	227,711	734,446
Collateral payable	754,664	496,537	378,980
Repayments of loans receivable with non-cash considerations	—	—	93,551
Origination of loans receivable with non-cash considerations	10,787	10,669	64,750
Recognition of right of use asset and lease liability	—	1,730	4,497
Additions to property, plant and equipment and intangible assets	160	11,724	8,998
Purchases of investments with non-cash contributions	13,447	3,409	8,395
Payable for investments purchased	3,431	—	—
Proceeds from investments included in receivables	218	150	332
Proceeds from investments received as digital assets	136,191	2,036	5,708
Proceeds from investments received as non-cash contributions	6,714	—	—
Reclassification between derivatives and investments	389	18,786	—
Deconsolidation of investment funds	—	—	56,256
In-kind receipts from noncontrolling interests liability holders	—	—	3,508
In-kind disbursements to noncontrolling interests liability holders	—	—	9,331
The accompanying notes are an integral part of these consolidated financial statements.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
1.BASIS OF PRESENTATION
The Company
Galaxy Digital Holdings LP (“GDH LP” and, together with its consolidated subsidiaries, the “Company,” “Galaxy,” “we,” “us,” or “our”) is a Cayman Islands exempted limited partnership formed on May 11, 2018. The Company’s principal address is 300 Vesey Street, New York, New York 10282. GDH LP, an operating partnership, is managed by the board of managers and officers of its general partner, Galaxy Digital Holdings GP LLC (“GDH GP” or the “General Partner”). Galaxy is a Cayman exempted limited partnership which is treated as a partnership for U.S. federal tax purposes. Galaxy Digital Holdings Ltd. (“GDH Ltd.”) holds a minority investment in the Company and has an active public listing on the Toronto Stock Exchange (“TSX”) under the ticker “GLXY.” Galaxy is a technology-driven diversified financial services and investment management firm that provides institutions with a full suite of scaled financial solutions spanning the digital assets ecosystem. Galaxy’s mission is engineering a new economic paradigm. Today, the Company is primarily focused on digital assets and blockchain technology, and how these technological innovations will alter the way we store and transfer value. The Company manages and reports its activities in the following three segments: Digital Assets, Data Centers, and Treasury and Corporate.
General Partner
GDH GP is a limited liability company incorporated under the laws of the Cayman Islands on July 26, 2018 and serves as the general partner of GDH LP. The sole member of the General Partner is Galaxy Group Investments LLC (“GGI”). The General Partner has a board of managers and officers (the “Board of Managers”). On November 24, 2022, GDH LP, GDH GP, GDH Ltd. and GDH Intermediate LLC (a wholly-owned subsidiary of GDH Ltd.) entered into a fifth amended and restated limited partnership agreement (as amended from time to time, the “LPA”).
Basis of Presentation
The accompanying consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of GDH LP, its wholly-owned subsidiaries and all entities in which it holds a controlling financial interest. All intercompany balances and transactions have been eliminated.
Change in Presentation
Certain comparative figures in the Company’s consolidated statements of operations have been reclassified to conform to the current year’s presentation.
2. SIGNIFICANT ACCOUNTING POLICIES
The following represents the Company’s significant accounting policies. These accounting policies have been consistently applied to all periods presented in the Company’s consolidated financial statements, unless otherwise indicated.
Consolidation
The Company consolidates entities in which it has a controlling financial interest. The Company determines whether it has a controlling financial interest in an entity by evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”).
Voting Interest Entities
Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently and (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The usual condition for a controlling financial interest in a

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
voting interest entity is ownership of a majority voting interest. If the Company has a majority voting interest in a voting interest entity, the entity is consolidated.
Variable Interest Entities
A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. The Company has a controlling financial interest in a VIE when the Company has a variable interest or interests that provide it with (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. See Note 18 for further information about VIEs.
Noncontrolling Interests
In the normal course of business, the Company is the general partner and manager of sponsored investment funds that are often VIEs. These sponsored investment funds are consolidated when the Company has a controlling financial interest. These investment funds also issue mandatorily redeemable instruments that meet the definition of a redeemable noncontrolling interest. Accordingly, the Company records redeemable noncontrolling interests for the limited partners of consolidated sponsored investment funds.
In the Company’s consolidated statements of operations, for any consolidated VIE sponsored investment fund, the Company eliminates management fees or performance fee allocations received or accrued as they are considered intercompany transactions. The Company fully recognizes the consolidated VIEs’ investment income / (loss) and allocates the portion of that income / (loss) attributable to third party ownership to noncontrolling interests in arriving at Net income attributed to Unit holders of the Company. Valuation changes associated with investments held at fair value by these consolidated sponsored investment funds are reflected in Net gain on digital assets and Net gain / (loss) on investments and are partially offset in Net income / (loss) attributable to Redeemable noncontrolling interests for the portion not attributable to the Unit holders of the Company. See Note 18 for further information regarding the consolidated sponsored investment funds.
Segment reporting
Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The Company’s chief operating decision maker is its chief executive officer. The chief operating decision-maker reviews the operating income and net income before tax of each reportable segment to evaluate segment performance against the Company’s budget and to establish management’s compensation. The chief operating decision-maker is responsible for allocating resources and assessing the performance of each of the segments. All inter-segment transactions are eliminated in the Treasury and Corporate segment.
Use of Estimates
The preparation of the Company’s consolidated financial statements, in conformity with U.S. GAAP, requires management to make certain estimates and assumptions about future events that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.
Significant estimates and assumptions include: the valuation of certain digital intangible assets, digital asset receivables, digital assets loan receivable, loans receivable, credit losses, assets posted as collateral, goodwill, property, plant, and equipment, investments, equity based awards issued, assets acquired and liabilities assumed in business combinations, and derivatives. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable; the result of which forms the basis for making judgments about the carrying values of assets and liabilities, as well as reported amounts of revenues and expenses during the reported periods.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Revenues and Gains / (Losses) from Operations
The Company recognizes revenue from digital assets sales, proprietary mining, hosting services, digital asset staking, technology licensing, advisory services, and investment management services, when the performance obligations related to those services are satisfied. The Company acts as a principal in sales and purchases of digital intangible assets, which requires gross recognition of revenue and the corresponding costs. As a principal, the Company obtains control over the digital intangible asset before it is transferred to the customer.
Sales of digital financial assets are recognized on a net basis. The Company presents Net gain / (loss) on digital assets, Net gain / (loss) on investments and Net gain / (loss) on derivatives trading as these transactions are not within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). See Notes 6, 8, and 9 for information on gains and losses related to these activities of the Company.
The Company evaluates whether transactions are in scope of ASC Topic 606, and each new digital asset is analyzed to determine whether it is within the scope of the applicable accounting guidance as a financial instrument or an indefinite-lived intangible asset. These classifications dictate the corresponding revenue recognition discussed herein. Additionally, digital assets which the Company holds within consolidated entities for which investment company accounting applies, are measured at fair value with changes in fair value recorded as Net gain / (loss) on digital assets in the Company’s consolidated statements of operations.
Digital Assets Sales
The Company considers the counterparty in digital assets sale transactions to be its customer. When the Company sells a digital asset, the Company has a single performance obligation, which is satisfied at the point in time when control of the digital asset sold has transferred.
Fees
The Company earns fee revenues from the following sources.
Management and performance-based fees
The Company receives investment management fees for providing investment management services. Investment management fees are recorded within Revenue in the Company’s consolidated statements of operations.
The Company’s investment management contracts with customers contain a base management fee and sometimes include a performance fee component. These contracts have a single performance obligation that is satisfied over time. Base management fees are recorded based on the amount of assets under management, at the contractually stated rate. Performance management fees are a form of variable consideration and recorded when the performance target is met and a significant reversal of such fees is not probable.
Advisory fees
The Company receives investment banking fees for providing advisory services to customers executing transactions in the digital assets sector. The Company’s investment banking contracts with customers have a single performance obligation and fees are recognized as revenue at the point in time when the underlying transaction has been completed.
Licensing fees
The Company licenses its digital asset custody technology products to customers and receives a license fee that is based on the value of the self-custodied digital assets or transaction volume managed using the Company’s technology solution. The license fee is variable and subject to a contractual minimum. The license terms are generally one year and can be renewed by the customer on the same terms. License fee revenue is recognized over time as the customer uses the Company’s self-custody technology.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Hosting fees
The Company has entered into agreements with customers as a hosting services provider where customers host their bitcoin mining equipment at the Company’s main facility, Helios, in West Texas. Hosting services require the Company to maintain the customers’ mining equipment, provide power and network connectivity, and perform installation and/or repair of customer equipment, as necessary. The Company receives fixed and variable consideration in return for these services. The variable consideration depends on the amount of bitcoin that the customers’ mining equipment generates and any power curtailment credit that the Company shares with the customers. Revenue for hosting services is recognized over time as services are provided.
Proprietary mining
The Company has entered into arrangements with bitcoin mining pool operators. The Company does not operate the mining pool but instead provides hash calculation services for the purpose of validating blockchain transactions, measured in hash rate per second, to the mining pool operators, as an output of the Company’s ordinary activities, to generate returns. The Bitcoin blockchain relies on miners competing to successfully solve a hashing function. To maximize the chances of successfully solving the hashing function, miners aggregate computing power through mining pool operators. Once a solution to the hashing function is found by a participant in a bitcoin mining pool, the bitcoin mining pool operator is entitled to propose a block and receive: 1) transaction fees paid by the Bitcoin blockchain participants for including their transactions in the newly proposed block on the blockchain and 2) newly-created digital assets awarded by the blockchain. This consideration is collectively referred to as block rewards.
Prior to the acquisition of Helios in December 2022, the Company participated in a mining pool that offered a Pay Per Share (“PPS”) payment. Under the PPS model, the Company received a portion of the mining reward, based on the Company’s contributed hash rate relative to the total hash rate of the mining pool, generated by the mining pool if and when the pool successfully mined a block on the bitcoin blockchain. Starting in January 2023, the Company switched to participating in a mining pool that applies the Full Pay Per Share (“FPPS”) model. Under the FPPS model, in exchange for providing hash calculation services, the Company is entitled to pay-per-share network block subsidies and network transaction fee reward compensation, calculated on an hourly basis and settled daily, at an amount that approximates the total bitcoin that could have been mined and transaction fees that could have been awarded using the Company’s contributed computing power, based upon the then current blockchain difficulty, less pool operating fees. The mining pool operator therefore bears the risk of not successfully solving the hash function for a given bitcoin block.
The Company has a single performance obligation to its customer (i.e., the mining pool operator), which is to provide hash calculation services to the customer so the customer can earn block rewards. The provision of hash calculation services is an output of the Company’s ordinary activities. The arrangement with the mining pool operator can be terminated by either the Company or the customer without penalty or prior notice. The Company is able to determine when and whether to provide hash calculation services to the mining pool, and the Company’s enforceable rights and obligations begin when and last only as long as hash rate continues to be provided. The contract with the mining pool operator is continuously renewed and has a duration of less than 24 hours. No material right exists in relation to any additional services Galaxy may provide if neither us, nor the pool operator, terminate the contract because such services are provided at their standalone selling prices. The transaction consideration the Company receives, which is denominated in bitcoin, includes the block rewards equivalent less a pool operating fee charged by the mining pool operator. The transaction consideration represents noncash consideration and is entirely variable. The Company measures mining revenue at the fair value of the noncash consideration to which it is entitled as of 23:59:59 Universal Time Coordinated (“UTC”) on the date of when control of services transfers to the customer, which is the same day as the contract inception. Bitcoins earned from the Company’s mining operations are subsequently accounted for in accordance with the Company’s digital assets policy.
Blockchain rewards
The Company participates in proof-of-stake validation. Proof-of-stake validation, also referred to as staking, requires the Company to delegate its digital assets to a validator. Staking can be performed on proprietary validation

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
infrastructure or through the use of third-party infrastructure or service providers. The Company concluded that where it controls the validation infrastructure, it is a principal in the provision of staking services to the blockchain, and recognizes staking revenue on a gross basis.
Digital assets staked directly on validation infrastructure are recognized within Digital intangible assets on the Company’s consolidated statements of financial position. The Company recognizes staking rewards received, as non-cash consideration for staking activities, as revenue measured at the fair value of the digital assets at the time of contract inception. Staking rewards earned by third-party delegators who stake using the Company’s infrastructure are recognized in Transaction expenses. The Company also generates blockchain rewards from holding liquid staking tokens. These blockchain rewards are typically issued by decentralized finance protocols, which are not customers of the Company. Refer to Note 6 for additional discussion on the Company's digital asset staking activities.
Transaction Expenses
The Company’s transaction expenses include the following:
Digital asset sales cost and impairment
Digital asset sales cost is allocated to digital assets sold, which meet the appropriate derecognition criteria, on a first-in-first-out basis. Impairment is recognized when the carrying amount exceeds the fair value, which is measured throughout the holding period using observable intraday low prices, of the digital intangible assets not in scope of ASC 350-60. Impairment expense represents the impairment loss incurred in the current period. Impairment is recognized on digital intangible assets not in scope of ASC Subtopic 350-60, Intangibles—Goodwill and Other—Crypto Assets (“ASC 350-60”), and measured using the lowest observed price of the digital asset during the period that the asset is held.
Blockchain reward distributions
As a principal in the provision of staking services, the Company recognizes the amount of staking rewards earned by third-parties utilizing the Company’s validation infrastructure as part of its Transaction expenses. These costs are measured using the fair value of the digital assets at the time staking rewards are earned by the customer.
Borrowing costs
The Company borrows fiat and digital assets from counterparties and in doing so incurs borrowing costs in both fiat currencies and digital assets. The borrowing costs associated with fiat loans payable are measured using the effective interest method. Borrowing costs related to digital asset loans payable are measured using the fair value of the underlying digital asset owed to counterparties.
Mining and hosting costs
Includes power and hosting fees paid to third-parties. As a part of its mining operations, the Company may enter into power purchase agreements with energy suppliers. These agreements allow the Company to purchase a given capacity of power at a fixed rate for the duration of the agreement term. The Company accounts for power purchase agreements as derivatives. Realized and unrealized gains or losses associated with these agreements are recorded together with hosting fee expense and costs associated with mining equipment recognized through sales-type finance leases.
Cash and Cash Equivalents
Cash and cash equivalents may include cash on hand, cash on trading platforms, cash held at brokers, demand deposits and short-term highly liquid investments that are readily convertible into known amounts of cash, with maturities of three months or less when acquired.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Statements of Cash Flows
The Company participates in digital asset trading activities, which often involve non-cash exchanges of digital assets for other digital assets. In reconciling its net income to the net change in cash from operating activities, the Company includes reconciling adjustments for Digital assets sales revenue and Digital assets cost of sales associated with non-cash sales of intangible digital assets. In addition, the Company includes a reconciling adjustment for Impairment of digital assets associated with non-cash sales of intangible digital assets that were sold during the period and on intangible digital assets that were not sold during the period.
Certain lending counterparties post digital asset collateral with the Company. In some instances, the counterparties request that the Company liquidate the collateral to satisfy their loan obligations. In such instances, the Company liquidates the collateral and remits the excess proceeds to the counterparties. Similarly, a lender may request that the Company settle its loan obligations against its trading balance. Such activities are presented as cash payments or receipts in the Company’s consolidated statements of cash flows.
Digital Assets
Accounting for digital assets depends on the nature of the asset and how the asset is held. The Company accounts for digital assets in the following ways:
•Intangible assets recorded at cost less applicable impairment charge. Recognized as Digital intangible assets in the Company’s consolidated statements of financial position as these digital assets do not meet the scope criteria of ASC 350-60, primarily as they provide the holder with enforceable rights to or claims on other assets. The sale of these digital assets to a customer as part of the Company’s ordinary activities are presented gross on the Company’s consolidated statements of operations. The Company early adopted ASC 350-60 effective for the fiscal year beginning January 1, 2023, resulting in fewer digital intangible assets recorded at cost less applicable impairment charge and a cumulative adoption impact related to the fair value adjustment of in scope digital intangible assets recorded in Unit holders’ capital. Prior to the adoption of ASC 350-60, all digital intangible assets held outside of consolidated investment funds were measured at lower of cost or impaired value.
•Intangible assets recorded at fair value with changes in fair value recorded in Net gain / (loss) on digital assets within the Company’s consolidated statement of operations. These assets include digital intangible assets that meet the scope requirements of ASC 350-60 for the period following January 1, 2023, as well as digital assets held in consolidated sponsored investment funds that qualify as investment companies and for which all consolidated assets and liabilities are measured at fair value. They are recognized as Digital intangible assets in the Company’s consolidated statements of financial position. As all changes in the fair value are reported in earnings as they occur, the sale of these digital assets does not necessarily give rise to a gain or loss. The sales of these digital assets to a customer as part of the Company’s ordinary activities are presented gross on the Company’s consolidated statements of operations
•Financial assets for which the Company has elected to apply the fair value option (“FVO”). Recognized as Digital financial assets in the Company’s consolidated statements of financial position. These assets represent certain stablecoins, such as USDC, that are contractually redeemable for fiat currency on demand. As any changes in the fair value are reported in earnings as they occur, the derecognition of these digital assets does not necessarily give rise to a gain or loss. Gains and losses resulting from derecognition of these digital assets are presented net on the Company’s consolidated statements of operations.
Digital intangible assets and Digital financial assets are collectively referred to as Digital assets.
Stablecoins are digital assets designed to have a relatively stable price that aligns with the price of an underlying asset, most commonly a fiat currency, such as USD, or an exchange-traded commodity. The Company uses stablecoins to post risk margin collateral and to settle trades on certain trading platforms that do not accept cash collateral. The Company primarily holds stablecoins that provide the Company with a contractual right to USD. Stablecoins that are contractually redeemable for fiat currency on demand are carried at fair value as Digital financial assets in the Company’s consolidated statements of financial position. Stablecoins concluded to not be

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
contractually redeemable for a fiat currency on demand are accounted for as Digital intangible assets. Some stablecoins meet the scope requirement of ASC 350-60 and are digital intangible assets measured at fair value. Impairment of stablecoins accounted for as Digital intangible assets not measured at fair value is recognized as Transaction expenses in the Company’s consolidated statements of operations. Changes in the fair value of stablecoins that are measured at fair value are recorded in Net gain / (loss) on digital assets in the Company’s consolidated statements of operations.
The Company places digital assets with trading platforms or loan counterparties to satisfy risk margin or collateral requirements from open trading positions and loans. The margin requirement on trading platforms can generally be met with a combination of digital assets and cash. The Company is able to use the digital assets supplied for margin requirements for trading purposes, with no restriction as long as a minimum balance is held on the trading platform. The Company is able to withdraw such digital assets if no margin loan is outstanding. The initial and subsequent measurements of these digital assets are accounted for in a similar manner as other intangible assets and financial assets not placed on such trading platforms as such digital assets do not qualify for derecognition.
Digital assets staked with third-party non-custodial1 validator nodes are not derecognized as the third-party non-custodial validator nodes do not control the digital assets staked by the Company, and the Company may initiate withdrawal of the digital assets at any time. Withdrawal time periods vary by protocol and depend on the volume of transactions on the blockchain. The Company is not able to sell or transfer staked digital assets until withdrawal is completed.
Digital assets associated with decentralized finance protocols
The Company participates in decentralized finance protocols, smart contracts that perform specific functions built on various blockchains. Decentralized finance protocols allow the Company to provide or access liquidity, as well as exchange digital assets, directly on the blockchain. To provide liquidity, the Company deposits or transfers its digital assets to the smart contracts of these decentralized finance protocols and typically receives protocol-specific digital assets that represent the Company’s claims on the underlying digital assets deposited.
The majority of decentralized finance protocols have the ability to utilize the Company’s deposited digital assets for various purposes, including lending or trading with other market participants. When digital assets are transferred to the smart contracts, the Company derecognizes the digital assets and recognizes the protocol-specific digital asset received in return. The Company does not apply ASC 350-60 to the protocol-specific digital asset as they do not meet the scope requirements of ASC 350-60, in part because these assets provide the Company with enforceable rights to or claims on the underlying digital assets deposited to decentralized protocols. These assets are measured at cost less accumulated impairment and are included in Digital intangible assets on the Company’s consolidated statements of financial position. In circumstances where the protocol has the ability to utilize the Company’s deposited digital assets, redemption may be delayed to the extent the protocol does not have an adequate supply.
As a liquidity provider to certain such protocols, the Company receives non-cash consideration in the form of additional digital intangible assets from decentralized protocols or an increased claim to the digital assets held in the protocol smart contracts. The Company does not consider any such non-cash consideration as revenue under ASC 606, and the amounts generated from such activities are included in Blockchain rewards from non-customers within Revenues on the Company’s consolidated statements of operations.
The Company also places digital assets with decentralized finance protocols where the protocol does not have the ability to lend or trade them with other market participants. In these circumstances, the Company does not receive a protocol-specific digital asset in return and retains control of the digital assets deposited into the protocol. The digital assets are not derecognized and continue to be recorded as digital assets on the Company’s consolidated statements of financial position. The Company is able to use these digital assets as collateral for loans from the protocol, and can withdraw such digital assets if no loan is outstanding. These digital assets are presented in other digital assets associated with decentralized finance protocols in Note 6.
1 Non-custodial validation refers to delegation of voting rights to the validator without transferal of the digital assets.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Digital Assets Loan Receivable
The Company lends digital assets to counterparties under fixed term loans, typically of less than one year, or loans with no prespecified maturity date. Digital asset loan receivables that do not have a prespecified maturity date are repayable at the option of the Company (i.e., the Company has a put option to put the loan receivable back to the borrower), and the borrower may repay at any time (i.e., the borrower retains a call option on the loan receivable), without penalty or premium. For certain fixed term loans outstanding where the Company acts as the lender, the borrower has the right to prepay the principal amount prior to maturity; however, the Company does not have the right to accelerate the repayment of the assets (i.e., the Company does not have a put option on the loan receivable). While the loan is outstanding the borrower has the right and the ability to use the digital assets at its sole discretion, including the ability to sell or pledge the borrowed digital assets to third parties. At the conclusion of a loan, the borrower is generally required to return the same type and quantity of digital assets as those lent by the Company.
Upon funding of digital asset loans, the Company evaluates whether it can derecognize the loaned Digital assets. Generally, the Company does not meet the derecognition criteria for digital financial asset loans under ASC Topic 860, Transfers and Servicing (“ASC 860”). Digital financial assets are reclassified to Digital assets loan receivable upon loan origination, reflecting that the digital financial assets have been transferred to a third-party borrower that can use the digital financial assets at its discretion, and the Company is exposed to the credit risk of the third-party borrower. Digital intangible assets are derecognized upon loan origination, and a Digital assets loan receivable, net of allowance is recognized in the Company’s consolidated statement of financial position. Digital assets loan receivable is measured at the fair value of the digital financial assets or digital intangible assets to be received upon settlement. The initial and subsequent gain / loss resulting from the changes in value of the underlying digital assets are recognized in Net gains from digital assets in the Company’s consolidated statements of operations. Digital assets loan receivable are placed on nonaccrual status when it is probable that the Company will not collect all principal and interest due under the contractual terms, regardless of the delinquency status, or if a loan is past due for 90 days or more, unless the loan is still over-collateralized or has begun reperforming. A loan is considered past due when a principal or interest payment has not been made according to its contractual terms. The Digital assets loan receivable balance is evaluated for possible credit losses using the framework outlined in ASC Topic 326, Financial Instruments—Credit Losses (“ASC 326”). The allowance for credit losses on Digital assets loan receivable under the current expected credit loss (“CECL”) model reflects management’s estimate of credit losses over the remaining expected life of the loans and also considers forecasts of future economic conditions. Provision for credit losses is included in the General and administrative expense in the Company’s consolidated statements of operations. The majority of the Company’s digital assets loan receivable is secured by cash or collateral that is readily convertible to cash such as BTC, ETH, and stablecoins and is typically 110% to 140% of the principal balance. The Company monitors collateral value throughout each day and requests additional collateral from the borrower if the fair value of the collateral associated with a given loan drops below a predefined threshold, typically 110% of the fair value of the digital assets on loan. Should the borrower fail to provide additional collateral upon request, the Company is entitled to liquidate the collateral held and close out the associated digital asset loan(s), usually within 18 hours but in no case later than one business day of the collateral requests being made. The Company maintains processes and controls to ensure adequate collateral is held for all its digital asset loans, including processes that monitor market prices and liquidity of the assets that are held as collateral. The quality and amount of collateral is a key input to the Company’s determination of expected credit losses on its loan portfolio, and the Company applies the collateral maintenance practical expedient under ASC 326 in estimating its credit losses.
Under the terms of the Company’s lending arrangements, the borrower is required to pay the Company a fee which is calculated as an annualized percentage of the quantity of digital assets lent. The fees for these lending arrangements are denominated in the related digital asset lent. The borrowing fee is recognized as Revenue in the Company’s consolidated statements of operations over the life of the loan. The borrower may also be required to pay the Company origination fees. The fees for these lending arrangements are not material and are recognized as Revenue as earned.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Digital Assets Borrowed
The Company enters into borrowing arrangements to acquire digital assets for various purposes including to lend to another counterparty through a lending arrangement, to utilize as collateral for certain trading positions, or for proprietary trading activities. The Company’s material borrowings of digital assets have historically consisted of a combination of bitcoin, ether, Solana, and stablecoins.
The Company enters into borrowing arrangements via over-the-counter transactions or on-chain borrowings through DeFi protocols which can be structured as fixed term loans, of less than one year, or loans with no prespecified maturity date. Digital assets borrowings that do not have a prespecified maturity date are repayable at the option of the Company (i.e., the Company has a call option to call the loan from the lender), and the lender may demand repayment, at any time (i.e., the lender retains a put option on the loan), without penalty or premium. The Company has the ability to use the borrowed digital assets at its sole discretion, and an obligation to return the same quantity and type of digital assets to the lender upon the repayment of the digital asset loan. The Company concluded that it does not obtain control of borrowed digital financial assets at the time of loan origination under ASC 860. When the Company sells the borrowed digital financial assets, the Company recognizes a liability to return the borrowed digital financial assets, which is recognized and measured at fair value.
Digital intangible assets borrowed are recognized at their initial fair value with a corresponding liability associated with the Company’s obligation to return the borrowed digital intangible assets. Borrowed digital intangible assets are subsequently accounted for in line with the Company’s digital intangible asset accounting policy.
The Company accounts for its digital intangible asset borrowings as hybrid instruments, where the liability host contract contains an embedded feature associated with the put option that gives rise to the Company’s repayment obligation which is indexed to the underlying digital asset. The settlement of the embedded put and call options is indexed to the value of the underlying digital intangible assets that are required to be delivered upon settlement. The forward element meets the definition of a derivative on a standalone basis. The Company assesses the digital intangible assets that it borrows to determine whether the digital intangible assets can be readily converted to cash on each balance sheet date. The borrowed digital intangible assets are readily convertible to cash if there is sufficient trading volume such that the Company has the ability to convert the digital intangible assets to cash in the near-term and is not in a position that is substantially different from net settlement. When the underlying digital intangible assets to be delivered upon settlement of the forward element are readily convertible to cash, the embedded feature would be bifurcated as an embedded derivative. The fair value of the embedded derivative is measured as the change in the spot price of the underlying digital intangible asset in which the loan is denominated. Any changes in fair value are recorded in current period earnings in Net gain / (loss) on digital assets in the Company’s consolidated statements of operations.
For a portion of its loans, the Company is required to post collateral with the lender in the form of cash and/or digital assets that are transferred to the lending counterparty. In some instances, the counterparty obtains control of the collateral assets, including the ability to use these collateral assets at their sole discretion, with an obligation to return the same type and quantity of the assets to the Company upon the repayment of our loan. The Company accounts for digital asset collateral receivables using the same policy as its lending arrangements for digital intangible assets and digital financial assets, respectively, and presents the receivable as Assets posted as collateral. Digital intangible assets collateral receivables are measured at the fair value of the digital assets the Company has the right to receive, with changes in fair value recognized in Net gain / (loss) on digital assets in the Company’s consolidated statements of operations. The Company assesses such collateral receivable for credit risk in the same way as it does digital asset loan receivable. Provision for credit losses expense is included in the General and administrative expense in the Company’s consolidated statements of operations. Digital intangible asset collateral that the Company retains control over continues to be accounted for under the Company’s accounting policy for digital assets.
Under the terms of the Company’s borrowing arrangements, the Company is required to pay a fee to the lender which is calculated as an annualized percentage of the quantity of digital assets borrowed. For digital asset borrowings, the fees are denominated in the related digital asset borrowed. The borrowing fee is recognized over the

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
life of the loan and is included as part of Transaction expenses in the Company’s consolidated statements of operations. The Company may also be required to pay the lender origination fees. The fees for these borrowing arrangements are not material and are recognized as Transaction expenses as incurred.
Digital Assets Receivable
The Company invests in start-up blockchain projects in exchange for a right to receive digital assets (tokens) generated by the project at a future date. The associated digital assets are generated and become available for trading following the completion of the project (referred to as the “launch” of the project, or Initial Coin Offering), at which time the Company is entitled to receive a predefined number of tokens. These tokens are distributed to the Company over time, according to an agreed-upon release schedule. The pre-network launch investments in these projects are initially recorded at cost, as Other non-current assets, in the Company’s consolidated statements of financial position. After the project launches, but prior to receiving the tokens, the Company records Digital assets receivable, in the Company’s consolidated statements of financial position. Digital assets receivable not expected to be settled within a year are classified as non-current. When our right to receive digital assets at a future date meets the definition of a derivative, we record changes in the fair value of the Digital assets receivable in Net gain / (loss) on digital assets in the Company’s consolidated statements of operations. Digital assets receivable meet the definition of a derivative when quoted prices are available in an active market and the quantities contracted to be delivered can be absorbed by the market without significantly affecting the price. Upon receipt of the digital asset, the Company reclassifies the asset from Digital assets receivable to Digital intangible assets in the consolidated statements of financial position.
Collateral Payable
The Company generally requires the counterparty in a lending transaction to post collateral to secure the borrowed assets. Where the Company obtains control of the collateral assets, the Company recognizes an obligation to return the collateral received as Collateral payable in its consolidated statements of financial position. Collateral accepted is typically limited to digital assets that are the most liquid with the highest market capitalization such as bitcoin, ether and USDC, or U.S. dollars. The Company implements aggregate asset-specific liquidity limits. Digital asset collateral, where the Company obtains control of the collateral received, is recognized as Digital intangible assets or Digital financial assets. The Collateral payable balance represents the obligation to return the collateral including both the host instrument and a bifurcated embedded derivative measured at fair value each period with changes in fair value recorded as Net gain on digital assets in the Company’s consolidated statements of operations.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit” price) in an orderly transaction between market participants at the measurement date.
Fair value is a market-based measure considered from the perspective of a market participant. When market assumptions are not readily available, assumptions are set to reflect those that the Company believes market participants would use in pricing the asset or liability at the measurement date.
In determining fair value, the Company uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value, requiring the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect assumptions the Company believes other market participants would use in pricing the asset or liability; they are developed based on the best information available in the circumstance. The fair value hierarchy is broken down into three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:
•Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•Level 2: Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3: Inputs that are unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
The Company values Level 1 and Level 2 assets and liabilities using quoted market prices or alternative pricing sources and models utilizing market observable inputs. The Company utilizes unobservable pricing inputs and assumptions, including but not limited to prior transactions, in determining the fair value of its Level 3 assets and liabilities. These unobservable pricing inputs and assumptions may differ by asset / liability and in the application of valuation methodologies. The Company’s reported fair value estimates could vary materially if different unobservable pricing inputs and other assumptions were used; or for applicable assets/liabilities, if the Company only used a single valuation methodology instead of assigning a weighting to different methodologies. Key unobservable inputs that have a significant impact on the Company’s Level 3 valuations are described in Note 11. Fair values of Level 3 assets and liabilities may be supported by limited or no market activity within the periods presented.
Investments in investment funds are valued based on Net Asset Value (“NAV”), which is used as a practical expedient to measure the fair value. Funds the Company values based on NAV predominantly invest in the digital asset industry. The Company invests in both open-ended and closed-ended funds. The Company can request to redeem its investment from open-ended funds by providing written notice to the fund’s general partner on a date prior to the redemption date which is specified in the relevant agreements for each respective fund. The Company is unable to redeem its investment from the closed-ended funds and receives distributions based on waterfall calculations specified in the relevant agreements for each fund. The Company is unable to transfer or sell its interests in these funds without prior consent from the fund’s general partner.
In some instances, the Company records investments using the measurement alternative provided by ASC Topic 321, Investments-Equity Securities (“ASC 321”). See Note 9 for a discussion of investments for which the measurement alternative has been elected.
Equity-Method Investments
When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment may be accounted for either (i) under the equity method of accounting or (ii) at fair value by electing the fair value option. The Company has elected the fair value option for equity-method investments.
Leases
Lessee
The Company leases real estate for use in its business operations. The Company determines if an arrangement is, or contains, a lease at contract inception. A lease exists when the Company has the right to control the use of an identified asset for a period of time. Operating lease right-of-use assets and lease liabilities are included in Other non-current assets, Other current liabilities and Other non-current liabilities, respectively, in the Company’s consolidated statements of financial position. Right-of-use assets in the Company’s consolidated statements of financial position represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of future minimum lease payments over the lease term. Most leases do not provide an implicit rate; the Company uses its estimated incremental borrowing rate. The operating lease right-of-use assets include any payments made before commencement and exclude lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that those options will be exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company made the policy election to account for lease payments on short-term leases on a straight-line basis over the lease term and not recognize these leases in the Company’s consolidated statements of financial position.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Lessor
The Company purchases new mining equipment from mining manufacturers for proprietary use and from time to time for the purpose of leasing such equipment to customers. The Company leases mining equipment through sales-type financing leases in accordance with ASC 842, Leases. These leases generally have terms of less than two years with early termination options. The leases also include options to purchase the underlying equipment at the end of the lease term or upon early termination. Revenue on sales type financing leases is recognized at the inception of the lease; related interest revenue is recognized over the term using the effective interest method. Interest revenue is derived from the discounted cash flows of the lease payments. There are no non-lease components associated with these leases. Investment in sales-type leases are included in Other non-current assets in the Company’s consolidated statements of financial position and are comprised of the minimum lease payments receivable at present value. There is no residual value associated with the mining equipment. The fees from mining equipment leasing are presented within Revenue in the Company’s consolidated statements of operations.
Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation and accumulated impairment losses. The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bringing the asset into operation and, where applicable, the initial estimation of any asset retirement obligation. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset. The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by a comparison of the carrying amount of the asset to undiscounted future cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value. Depreciation is recognized in General and administrative expenses in the Company’s consolidated statements of operations on a straight-line basis over the following estimated useful lives:

•Mining equipment	3 – 5 years
•Mining infrastructure	15 – 25 years
•Corporate assets other than leasehold improvements	3 – 10 years
•Leasehold improvements	The shorter of the lease term or useful life of the assets
Items of property or equipment are derecognized upon disposal or when no future economic benefits are expected from their use. Any gain or loss arising on the derecognition of an asset, calculated as the difference between the net disposal proceeds and the carrying value of the asset, is included in General and administrative expenses in the Company’s consolidated statements of operations in the period the asset is derecognized. The assets’ residual values and useful lives are reviewed at each financial year-end and adjusted if necessary.
Goodwill and Other Intangible Assets
Goodwill
The Company tests goodwill for impairment on an annual basis and at other times, if a significant event or change in circumstance exists. The Company tests goodwill for impairment at the reporting unit level, which is at the level of, or one level below, its business segments. For both the annual and interim tests, the Company has the option to either (i) perform a quantitative impairment test or (ii) first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, in which case the quantitative test would be performed. The quantitative goodwill test compares the estimated fair value of each reporting unit with its estimated net book value (including goodwill and identifiable intangible assets). If the reporting unit’s estimated fair value exceeds its estimated net book value, goodwill is not impaired. An impairment is recognized if the estimated fair value of a reporting unit is less than its estimated net book value. As of December 31, 2024, there were no reporting units with goodwill at-risk for impairment. The Company will continue to monitor its goodwill for possible future impairment.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Intangible Assets—Definite Lived
Intangible assets with a definite useful life are amortized over their estimated useful lives on a straight-line basis. Each period, the Company evaluates the estimated remaining useful life of its intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization. Amortization is recognized in General and administrative expenses in the Company’s consolidated statements of operations over the following estimated useful lives:

•Software technology	2 - 5 years
•Customer relationships and other intangibles	2 - 3 years
Intangible Assets—Indefinite Lived
Intangible assets, other than Digital intangible assets, assessed as having indefinite lives are not amortized but are assessed for indicators that the useful life is no longer indefinite or for indicators of impairment each period.
Intangible assets, both definite lived and indefinite lived other than Digital intangible assets, are included in Other non-current assets in the Company’s consolidated statements of financial position.
Investments
Investments consist of common stock, convertible notes, limited partnership and limited liability company interests, preferred stock, trust shares, bankruptcy claims, and warrants. Investments denominated in currencies other than the entity’s functional currency are valued based on the spot rate of the respective currency at the end of the reporting period with changes related to exchange rate movements reflected in the Company’s consolidated statements of operations. See Notes 9, 10 and 11 for further information on investments.
Fair Value Option
The Company has elected the fair value option for certain eligible instruments including:
•Common stock investments
•Limited partnership / Limited liability company interest investments
•Trust units / Trust shares
•Preferred shares
•Stablecoins that are digital financial assets
Such election is irrevocable and is applied on an individual asset by asset or liability by liability basis at initial recognition. The primary reason for electing the fair value option is to reflect economic events in earnings on a timely basis. The investments, for which the fair value option has been elected, are valued consistent with the methodology applied to the other investments held by the Company. Changes in value of investments are recognized in Net gain / (loss) on investments, in the Company’s consolidated statements of operations. Changes in value of stablecoins are recognized in Net gain / (loss) on digital assets in the Company’s consolidated statements of operations.
Loans receivable
Loans receivable are U.S. dollar loans and are typically collateralized by the borrower’s digital assets. Loans are reported at the value of their outstanding principal balances less any allowance for credit loss, if applicable. Interest income is recognized when earned and is recorded within Revenue in the Company’s consolidated statements of operations.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Loans accounted for at amortized cost are placed on nonaccrual status when it is probable that the Company will not collect all principal and interest due under the contractual terms, regardless of the delinquency status or if a loan is past due for 90 days or more, unless the loan is well collateralized or has begun reperforming. Once placed on nonaccrual status, all accrued but uncollected interest is reversed against interest income and interest subsequently collected is recognized on a cash basis to the extent the principal balance is deemed collectible. Otherwise, all cash received is used to reduce the outstanding principal balance. A loan is considered past due when a principal or interest payment has not been made according to its contractual terms. The allowance for credit losses on Loans receivable under the CECL model reflects management’s estimate of credit losses over the remaining expected life of the loans and considers forecasts of future economic conditions. For the majority of its loans, including all loans supported by digital asset collateral, the Company applies the collateral maintenance practical expedient under ASC 326 in estimating its credit losses. Provision for credit losses expense is included in the General and administrative expense in the Company’s consolidated statements of operations.
Derivative assets and liabilities
The value of derivatives is determined by underlying asset prices, other inputs or a combination of these factors. The Company buys and sells derivative contracts to facilitate trades for its customers and for its own account. These are shown in Derivative assets and Derivative liabilities in the Company’s consolidated statements of financial position. Derivative assets and liabilities are measured at fair value, with the changes in fair value recognized in Net gain / (loss) on derivatives trading in the Company’s consolidated statements of operations. The Company does not offset cash collateral paid or received against derivative assets or liabilities.
Equity-based compensation
The Company’s equity-based compensation includes grants of stock options, restricted stock, restricted share units, deferred share units and compensatory Class B Units to employees, officers, consultants and non-employee directors. The Company measures compensation expense for all awards based on the estimated fair value of the award on the date of grant. The fair value of awards is based on the price of the publicly traded company shares of GDH Ltd. Equity-based compensation is accrued and charged to Operating expenses, with an offsetting credit to Unit holders’ capital, over the respective vesting periods.
The fair value of each stock option granted to employees is estimated using the Black-Scholes option-pricing model. Stock options granted to nonemployees are measured at grant-date fair value of the equity instruments that the Company is obligated to issue when the service has been rendered. For restricted stock and standard Class B Units, the grant date fair value is based on the closing market price of the publicly traded shares on the date of grant. The fair value of the Profit Interest Class B Units was estimated using a probability-weighted expected return method at the end of each period.
The Company accounts for forfeitures as they occur. Stock-based compensation for time-based awards is recognized on a straight-line basis over the requisite vesting period. Stock-based compensation expense for performance-based awards is recognized on an accelerated basis over the requisite vesting period when it is considered probable that the performance vesting condition will be satisfied. See Note 21 for further information regarding stock-based compensation expense and the assumptions used in estimating that expense.
Income Taxes
GDH LP is a Cayman exempted limited partnership treated as a partnership for U.S. Federal tax purposes. Items of income, gain, loss, deduction, and credit are allocated to the partners and, as such, income taxes are generally the responsibility of the partners. GDH LP is subject to an entity level New York City unincorporated business tax (“UBT”) at a rate of 4.0% on income allocated or apportioned to New York City. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are treated as domiciled under their respective tax laws. Accordingly, no provision for income taxes has been recorded in these consolidated financial statements other than for GDH LP’s UBT obligation and for the entities in the consolidated GDH LP group subject to income taxes in the local jurisdictions in which they operate.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Deferred income tax assets and liabilities are recognized for the expected future tax consequences of the differences between the U.S. GAAP and tax bases of assets and liabilities, measured at the balance sheet date using the tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when, based on the weight of all available evidence, management determines it is more likely than not that some portion or all of the deferred tax assets will not be realized. Significant judgment is required in determining whether a valuation allowance should be established, as well as the amount of such allowance. Deferred income tax assets and liabilities are offset and presented as a single amount in the statements of financial condition for each tax-paying component of an entity and within a particular tax jurisdiction. Deferred income tax assets are included in Other non-current assets and deferred income tax liabilities are included in Other non-current liabilities in the Company’s consolidated statements of financial position.
The Company recognizes the income tax accounting effects of changes in tax law or rates (including retroactive changes) in the period of enactment.
The Company analyzes its tax filing positions in all tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions, which include all periods starting from 2019. If the Company determines that uncertainties in tax positions exist, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the greatest benefit that is more likely than not to be realized.
Due to the complexity of tax laws and the required interpretations by both the taxpayer and respective taxing authorities, significant judgment is required in determining tax expense / (benefit) and in evaluating tax positions and related uncertainties under U.S. GAAP. The Company reviews its tax positions quarterly and adjusts its tax balances, as necessary, when new legislation is passed or new information becomes available. Interest and penalties, when applicable, related to income taxes are recorded within Income taxes expense / (benefit) in the Company’s consolidated statements of operations.
Recent Accounting Developments
In January, 2025, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”), which rescinds the interpretive guidance previously provided in SAB No. 121 (“SAB 121”). SAB 121 had required entities to recognize a liability and corresponding asset for their obligation to safeguard crypto-assets held for platform users. With the issuance of SAB 122, entities are no longer mandated to recognize such liabilities and assets solely based on safeguarding responsibilities. Instead, entities should assess whether to recognize a liability related to the risk of loss under such obligations by applying the recognition and measurement requirements for contingencies as outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 450-20, Loss Contingencies.
The Company adopted SAB 122 during the year ended December 31, 2024 on a fully retrospective basis. This resulted in the elimination of Counterparty digital assets and Counterparty digital assets obligations of $20.6 million from the Company’s statement of financial position as of December 31, 2023. The Company has provided disclosure in Note 17 in relation to off balance sheet exposure to customer digital assets.
In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. This ASU provides guidance on the accounting for, measurement of, and disclosures related to digital assets that meet specific criteria outlined within the standard. The ASU aims to improve the transparency and comparability of financial information related to digital assets held by entities.
ASU 2023-08 applies to all entities that hold digital assets, which are defined as digital assets existing on a blockchain or similar distributed ledger technology, secured through cryptography, and are fungible. The standard specifically excludes digital assets that provide the holder with enforceable rights to goods, services, or other assets and those created or issued by the reporting entity or its related parties.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Under ASU 2023-08, digital assets within its scope are required to be measured at fair value with changes in fair value recognized in net income each reporting period. This represents a departure from the previous practice of accounting for these assets as indefinite-lived intangible assets subject to impairment testing. The ASU also mandates separate presentation of digital assets on the balance sheet and the separate presentation of gains and losses from the remeasurement of digital assets in the income statement.
Furthermore, the ASU introduces comprehensive disclosure requirements designed to provide users of financial statements with detailed information about an entity's holdings of digital assets. These disclosures include, but are not limited to, the nature and amount of significant holdings of digital assets, the risks associated with contractual sale restrictions, and a reconciliation of changes in the holdings of digital assets during the reporting period.
The Company early adopted the provisions of ASU 2023-08 for the fiscal year beginning on January 1, 2023. The adoption was applied through a cumulative-effect adjustment to the opening balance of retained earnings in the year of adoption, in accordance with the transition requirements specified by the ASU. The adoption of ASU 2023-08 had the following impact on our financial statements:

(in thousands)	Balance at December 31, 2022	Cumulative adjustment	Balance at January 1, 2023
Digital intangible assets	362,383	4,742	367,125
Unit holder’s capital	1,416,194	4,742	1,420,936
The adoption of ASU 2023-08 has resulted in changes to our accounting policy for Digital intangible assets. These changes have been reflected in the measurement and recognition of gains and losses related to Digital intangible assets in our financial statements. The separate presentation requirements have been applied, and the additional disclosures as required by the ASU have been included in the notes to our financial statements.
In October 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, aimed at enhancing the clarity and usefulness of segment disclosure. This update requires public business entities to disclose significant segment expenses that contribute to profitability measures and provide more detailed reconciliations to enhance user understanding. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 for the fiscal year beginning on January 1, 2024. See Note 23 for additional segment information.
In October 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to enhance transparency in income tax reporting. The ASU requires public business entities to disclose more detailed information about the nature and composition of deferred tax assets and liabilities, including the impact of tax law changes on current taxes payable. The ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently assessing the ASU’s impact on its consolidated financial statements and disclosures.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income (Topic 220): Expense Disaggregation Disclosure. This ASU requires public business entities to disaggregate certain significant expenses by nature within functional expense categories on the income statement or in the notes. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is evaluating the impact on its consolidated financial statements and disclosures.
The Company adopted ASU 2022-03, Fair Value Measurement — Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”) starting from January 1, 2024. ASU 2022-03 clarifies that contractual restrictions on the sale of an equity security do not form part of the unit of account for the equity security and, therefore, should not impact its fair value measurement.
The Company adopted ASU 2022-03 prospectively, and consequently we do not apply a discount for lack of marketability to its digital assets subject to contractual sale restrictions that were acquired subsequent to the adoption

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
of ASU 2022-03. Digital assets subject to contractual sale restrictions that were acquired prior to the adoption of ASU 2022-03 continue to include a discount for lack of marketability.
3.BUSINESS COMBINATIONS
Fierce
On December 9, 2024, a subsidiary controlled by the Company acquired all shares of Fierce Technology, Inc. ("Fierce"), which provides financial application software, for approximately $12.5 million ($3.0 million in cash and $9.5 million in equity). The Company determined that the acquisition of Fierce constituted a business combination under ASC Topic 805, Business Combinations (“ASC 805”).
The consideration transferred was measured at the fair value of the cash and equity paid, and the estimated contingent consideration of approximately $1.2 million, in the form of GDH Ltd. shares, that is payable by the Company upon determination of the final working capital amounts. The Company recognized the following assets and liabilities in relation to the acquisition of Fierce:

(in thousands)
Cash	$315
Intangible assets	411
Goodwill	8,588
Other non-current assets	3,296
Total assets	$12,610

Deferred tax liability	110
Total liabilities	$110
The Company recorded $8.6 million of goodwill which was attributed to the Digital Assets segment. Goodwill represents the future economic benefit arising from assets acquired which could not be individually identified and separately recognized. Goodwill was attributed to the expected synergies from combining operations with GDH LP and the expected future cash flows of the combined business. The Company also recognized a deferred tax asset of $3.3 million related to the net operating losses of Fierce that the Company expects to utilize. The goodwill from this acquisition is not deductible for tax purposes.
Acquired intangible assets included trade names, trademarks, and technology platforms valued at $0.4 million. The intangible assets were measured at acquisition date fair value using an income approach in accordance with the Company's accounting policies.
The Company incurred acquisition related transaction costs of $0.2 million, of which the majority represented legal fees. The revenue and net income included in the Company's consolidated statements of operations contributed by Fierce for the year ended December 31, 2024, from the date of the acquisition, were not material to the Company. The pro forma impact of the acquisition on the Company’s revenue and net income for the years ended December 31, 2024 and 2023 would not have been material to the Company.
CryptoManufaktur
On July 18, 2024, a subsidiary controlled by the Company acquired the assets of CryptoManufaktur LLC (“CMF”) for approximately $12.4 million. The Company determined that the acquisition of CMF constituted a business combination under ASC 805. CMF provides staking infrastructure, primarily on the Ethereum blockchain, as well as data oracle services.
The consideration transferred was measured at the fair value of the cash and equity paid, and the estimated contingent consideration of approximately $5.5 million, which is payable by the Company if CMF achieves certain financial and operating targets through the end of 2026. On February 28, 2025, an additional 76,573 shares were

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
issued for milestone consideration. The Company recognized the following assets and liabilities in relation to the acquisition of CMF on July 18, 2024:

(in thousands)
Intangible assets	$7,213
Goodwill	5,193
Counterparty digital assets	943,445
Total assets	$955,851

Counterparty digital asset obligations	943,445
Accounts payable and accrued liabilities	21
Total liabilities	$943,466
The Company recorded $5.2 million of goodwill which was attributed to the Digital Assets segment. Goodwill represents the future economic benefit arising from assets acquired which could not be individually identified and separately recognized. Goodwill was attributed to the expected synergies from combining operations with GDH LP and the expected future cash flows of the combined business. The Company expects all of the goodwill from this acquisition to be deductible for tax purposes.
Acquired intangible assets included customer relationships valued at $7.2 million, which will be amortized over an estimated useful life of 5 years. The intangible assets were measured at acquisition date fair value using an income approach in accordance with the Company's accounting policies.
The Company incurred acquisition related transaction costs of $0.5 million, of which the majority represented professional fees. The revenue and net income included in the Company's consolidated statements of operations contributed by CMF from the date of the acquisition were not material to the Company. The pro forma impact of the acquisition on the Company’s revenue and net income for the year ended December 31, 2024 would have been an increase of approximately $22 million and $2 million, respectively. The pro forma impact of the acquisition on the Company’s revenue and net income for the year ended December 31, 2023 would have been $21 million and $1 million, respectively.
GK8
On February 21, 2023, a subsidiary controlled by the Company acquired the net assets of GK8 Ltd. from the Celsius Estate for $44 million. The Company determined that the acquisition of GK8's net assets ("GK8") constituted a business combination under ASC 805. GK8 is a developer of secure technology solutions for self-custody of digital assets by institutions operated through Galaxy GDS Crypto Technologies Israel Ltd, providing customers with software that allows them to generate and store the private keys to their digital assets, as well as to generate multi-signature backup keys, in a secure cold storage vault. It is a leading technology provider for institutions looking to self-custody their digital assets with the highest possible security, using patented technology to safely store cryptocurrencies and execute blockchain transactions.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The consideration transferred was measured at the fair value of the cash paid, $44 million, on February 21, 2023 in exchange for the net identifiable assets of GK8 and goodwill identified below:

(in thousands)
Receivables	$814
Prepaid expenses and other assets	190
Property and equipment	128
Intangibles	23,258
Goodwill(1)	19,612
Total assets	$44,002

Accounts payable and accrued liabilities	109
Total liabilities	$109
Goodwill represents the future economic benefit arising from assets acquired which could not be individually identified and separately recognized. Goodwill was attributed to the expected synergies from combining operations with GDH LP and the expected future cash flows of the business. The Company expects $17.2 million of goodwill from this acquisition to be deductible for tax purposes.
Intangible assets acquired included customer relationships valued at $2.9 million, which will be amortized over an estimated useful life of 3 years; trade names and trademarks valued at $3.2 million, inclusive of measurement period adjustments, which will be amortized over an estimated useful life of 3 years; and technology valued at $17.2 million, which will be amortized over an estimated useful life of 5 years. The intangible assets were measured at acquisition date fair value using an income approach in accordance with the Company's accounting policies.
The Company incurred acquisition related transaction costs of $2.3 million, of which the majority represented professional fees. The pro forma impact of the acquisition on the Company's revenue and net income for the years ended on December 31, 2023 and 2022 would not have been material.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
4. REVENUES
The following table provides additional details related to the Company’s Revenues for the years ended December 31, 2024, 2023, and 2022:

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	December 31, 2024
Digital assets sales	$42,155,920	$—	$—	$42,155,920
Fees	74,962	—	28,232	103,194
Blockchain rewards	179,924	—	890	180,814
Proprietary mining	—	—	63,305	63,305
Revenues from contracts with customers	42,410,806	—	92,427	42,503,233

Blockchain rewards from non-customers	5,852	—	2,099	7,951
Lending	80,405	—	5,084	85,489
Total revenues	$42,497,063	$—	$99,610	$42,596,673

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	December 31, 2023
Digital assets sales	$51,488,120	$—	$—	$51,488,120
Fees	29,240	—	21,571	50,811
Blockchain rewards	3,230	—	2,455	5,685
Proprietary mining	—	—	33,121	33,121
Revenues from contracts with customers	51,520,590	—	57,147	51,577,737

Blockchain rewards from non-customers	982	—	—	982
Lending	43,919	—	4,141	48,060
Total revenues	$51,565,491	$—	$61,288	$51,626,779

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	December 31, 2022
Digital assets sales	$119,724,879	$—	$—	$119,724,879
Fees	31,104	—	3,167	34,271
Blockchain rewards	—	—	7,510	7,510
Proprietary mining	—	—	29,911	29,911
Revenues from contracts with customers	119,755,983	—	40,588	119,796,571

Blockchain rewards from non-customers	—	—	—	—
Lending	29,276	—	—	29,276
Total revenues	$119,785,259	$—	$40,588	$119,825,847

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
5. TRANSACTION EXPENSES
The Company incurred the following Transaction expenses for the years ended December 31, 2024, 2023, and 2022:

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	December 31, 2024
Digital assets sales costs	$42,102,443	$—	$—	$42,102,443
Impairment of digital assets	139,246	—	192,674	331,920
Blockchain reward distributions	146,731	—	(16,433)	130,298
Borrowing costs	25,652	—	75,108	100,760
Mining and hosting costs	—	—	47,643	47,643
Other transaction expenses (1)	23,226	—	5,486	28,712
Transaction expenses	$42,437,298	$—	$304,478	$42,741,776

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	December 31, 2023
Digital assets sales costs	$51,441,223	$—	$—	$51,441,223
Impairment of digital assets	47,791	—	50,549	98,340
Blockchain reward distributions	3,069	—	(504)	2,565
Borrowing costs	8,825	—	9,346	18,171
Mining and hosting costs	—	—	20,772	20,772
Other transaction expenses (1)	8,473	—	2,879	11,352
Transaction expenses	$51,509,381	$—	$83,042	$51,592,423

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	December 31, 2022
Digital assets sales costs	$114,812,910	$—	$—	$114,812,910
Impairment of digital assets	4,588,978	—	1,535,870	6,124,848
Blockchain reward distributions	—	—	—	—
Borrowing costs	29,027	—	6,430	35,457
Mining and hosting costs	—	—	15,372	15,372
Other transaction expenses (1)	6,583	—	761	7,344
Transaction expenses	$119,437,498	$—	$1,558,433	$120,995,931
__________________
(1)Other transaction expenses include trading commissions, custody, and exchange fees.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
6. DIGITAL ASSETS
The following tables provide additional detail related to the digital assets for the years ended December 31, 2024 and 2023:

(in thousands)	Digital intangible assets, current	Digital financial assets	Digital intangible assets, non-current	December 31, 2024
Digital intangible assets (includes $1.5 billion measured at fair value)	$1,544,377	$—	$75	$1,544,452
Digital financial assets	—	353,459	—	353,459
Total self-custodied (1)	1,544,377	353,459	75	1,897,911

Digital intangible assets (includes $451.4 million measured at fair value)	523,002	—	20,904	543,906
Digital financial assets	—	1,392	—	1,392
Total held with third parties, including centralized trading platforms	523,002	1,392	20,904	545,298

Collateral posted with counterparties(2) (measured at fair value)	85,874	—	—	85,874

Receipt tokens from decentralized finance protocols(3)	298,263	—	—	298,263
Other digital assets associated with decentralized finance protocols(3)(4)	96,065	4,814	—	100,879
Total digital assets associated with decentralized finance protocols	394,328	4,814	—	399,142
Total digital assets	$2,547,581	$359,665	$20,979	$2,928,225

(in thousands)	Digital intangible assets, current	Digital financial assets	Digital intangible assets, non-current	December 31, 2023
Digital intangible assets (includes $528.3 million measured at fair value)	$530,579	$—	$41,356	$571,935
Digital financial assets	—	73,302	—	73,302
Total self-custodied(1)	530,579	73,302	41,356	645,237

Digital intangible assets (includes $112.6 million measured at fair value)	178,577	—	—	178,577
Digital financial assets	—	1,084	—	1,084
Total held with third parties, including centralized trading platforms	178,577	1,084	—	179,661

Collateral posted with counterparties(2) (measured at fair value)	56,674	—	—	56,674

Receipt tokens from decentralized finance protocols(3)	166,788	—	—	166,788
Other digital assets associated with decentralized finance protocols(3)(4)	39,811	—	—	39,811
Total digital assets associated with decentralized finance protocols	206,599	—	—	206,599
Total digital assets	$972,429	$74,386	$41,356	$1,088,171

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
_______________
(1)Includes digital assets subject to sale restrictions, as well as certain digital assets bonded to validator nodes. Excludes digital assets issued by decentralized finance protocols which are self-custodied.
(2)Digital intangible assets posted as collateral under master loan agreements to third parties, for which control has not transferred, supports digital asset and fiat borrowings of $53.7 million and $50.8 million as of December 31, 2024 and 2023, respectively.
(3)Digital assets associated with decentralized finance protocols collectively support borrowings on these platforms of $124.9 million and $123.0 million as of December 31, 2024 and 2023, respectively. Decentralized finance protocols typically require borrowers to maintain a loan to value ratio of 70% and 100%.
(4)Includes self-custodied wrapped digital assets and digital assets held in smart contracts where the Company retains control.
Digital Assets Associated with Decentralized Finance Protocols
Receipt tokens from decentralized finance protocols
Receipt tokens from decentralized finance protocols are digital assets issued by decentralized protocols which derive their value from other digital assets. These tokens allow the holder to redeem the underlying digital assets from the decentralized protocols. Although these receipt tokens are generally stored in the Company's self-custodied wallets, their economic values are derived from the operations of the protocols that issued the tokens and other digital assets that are held in such protocols via smart contracts. These receipt tokens are used in trading, borrowing and staking on decentralized finance protocols.
Other digital assets associated with decentralized finance protocols
In order to transact on decentralized finance protocols, the Company converts some of its digital assets into wrapped tokens (e.g., “wBTC” and “wETH”). Wrapped tokens are digital assets that can interact with smart contracts or operate on another blockchain. The Company typically wraps digital assets in expectation of deploying them on decentralized finance protocols.
Some decentralized finance protocols may hold the Company's digital assets in a smart contract from which only the Company can redeem the digital assets. These decentralized finance protocols do not issue receipt tokens and do not obtain control of the Company's digital assets. Therefore, the tokens continue to be recognized by the Company.
Digital Assets Subject to Lock-up Schedules
Certain digital assets are subject to sale restrictions through lock-up schedules typically associated with purchases from foundations. Digital assets restricted by lock-up schedules which have not yet been received by the Company are recognized as Digital assets receivable.
The Company held $59.9 million and $68.0 million of digital assets restricted by lock-up schedules as of December 31, 2024 and 2023, respectively. The fair value of digital assets subject to sale restrictions by lock-up schedule acquired prior to January 1, 2024 includes a discount for lack of marketability. Sale restrictions associated with these digital assets range from approximately one week to approximately 3 years.
Staked Digital Assets
The Company had staked $371.7 million and $163.3 million of digital assets, including digital assets staked on decentralized finance protocols (i.e., liquid staked tokens), as of December 31, 2024 and 2023, respectively. The Company’s ability to sell or transfer staked digital assets is subject to restrictions related to unbonding periods, which are based on network traffic on the respective blockchains. As of December 31, 2024 and 2023, the majority of staked digital assets on various blockchains including Ethereum could be unbonded within 11 days, respectively. The majority of the Company’s staked digital assets are bonded to nodes operated by the Company. The blockchain rewards generated from proprietary staking activities for the years ended December 31, 2024, 2023, and 2022 was $30.0 million, $4.0 million and $7.5 million, respectively.
Digital Assets Held in Investment Companies
Consolidated subsidiaries that apply the specialized guidance for investment companies in ASC 946, Financial Services—Investment Companies, record their digital asset investments at fair value, with realized and unrealized

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
gains and losses presented in Net gain / (loss) on digital assets. The Company’s realized gain or loss on a digital asset is calculated as the proceeds received from the sale of the digital asset less its assigned original cost. For the years ended December 31, 2024, 2023, and 2022, the Company recorded net realized gain / (loss) attributable to digital assets held in investment companies of $0, $0, and $(44.6) million, respectively. The net realized and unrealized gains / (losses) on digital assets attributed to the general partners of the consolidated sponsored funds and the gain / (losses) attributed to limited partner noncontrolling interests were recorded in the Treasury and Corporate segment. As of December 31, 2024 and December 31, 2023, the Company did not consolidate any of its sponsored investment funds.
Digital Assets Rollforward
The following tables summarize the activity within our significant digital asset classes for the years ended December 31, 2024 and 2023:

Assets (in thousands)	Carrying value as of December 31, 2023	Purchases and receipts (1)	Sales or disbursements (2)	Net transferred (borrow / loaned) (3)	Impairment	Gains(4)	Losses(4)	Carrying value as of December 31, 2024
Digital intangible assets	$277,634	$13,951,687	$(13,788,542)	$(54,557)	$(331,920)	$522,732	$(26,831)	$550,203
Digital intangible assets at fair value	736,151	36,373,625	(36,833,231)	717,704	—	2,772,182	(1,748,074)	2,018,357
Digital financial assets	74,386	12,231,270	(11,756,032)	(190,266)	—	2,507	(2,200)	359,665
Total digital assets	$1,088,171	$62,556,582	$(62,377,805)	$472,881	$(331,920)	$3,297,421	$(1,777,105)	$2,928,225

Assets (in thousands)	Carrying value as of December 31, 2022	Purchases and receipts (1)	Sales or disbursements (2)	Net transferred (borrow / loaned) (3)	Impairment	Gains(4)	Losses(4)	Carrying value as of December 31, 2023
Digital intangible assets	$68,785	$14,479,087	$(14,370,033)	$123,493	$(98,340)	$128,059	$(53,417)	$277,634
Digital intangible assets at fair value	293,598	43,422,739	(43,308,884)	(159,961)	—	1,200,898	(712,239)	736,151
Digital financial assets	199,632	16,036,792	(16,309,683)	135,843	—	12,968	(1,166)	74,386
Total digital assets	$562,015	$73,938,618	$(73,988,600)	$99,375	$(98,340)	$1,341,925	$(766,822)	$1,088,171
__________________
(1)Includes receipts of digital intangible assets and digital financial assets resulting from non-revenue transactions (e.g., cross-chain swaps of similar assets), receipt of loan interest, and pre-launch investments and other investment distributions.
(2)Digital intangible assets consists of digital assets sales costs, excluding impairment, included within Transaction expense in the consolidated statement of operations and disbursements of digital assets to satisfy certain liabilities. Digital financial assets includes disbursements to satisfy certain liabilities.
(3)Includes all movements impacting the Digital intangible assets and Digital financial assets line items in the consolidated statement of financial position associated with digital asset lending and borrowing activities including collateral and fair value revaluations, as applicable.
(4)Includes realized gains of $3.2 billion and $1.2 billion and realized losses of $1.6 billion and $753.4 million for the years ended December 31, 2024 and 2023, respectively.
Significant Digital Asset Holdings
The Company's digital asset balance includes digital assets borrowed from counterparties, deposited by counterparties as collateral for which Galaxy has control, and any digital assets which Galaxy has pledged as

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
collateral and retains control. The following tables show our most significant gross digital asset holdings as of December 31, 2024 and 2023:

	December 31, 2024
(in thousands except for quantity)	Quantity	Cost basis	Fair value
Bitcoin	13,704	$1,335,194	$1,277,816
Ether	112,248	378,907	373,871
USDC	333,713,029	334,224	333,652
SOL	498,767	73,567	94,288
UNI	5,216,565	71,911	68,922
TIA	9,626,784	17,995	34,116
Other	not meaningful	231,228	195,357
Digital assets measured at fair value		2,443,026	2,378,022
Digital assets not measured at fair value	not meaningful	598,295	550,203
Total digital assets		$3,041,321	$2,928,225

	December 31, 2023
(in thousands except for quantity)	Quantity	Cost basis	Fair value
Bitcoin	9,725	$412,517	$411,093
Ether	70,774	164,210	161,450
USDC	74,359,987	74,350	74,338
TIA	12,000,000	2,700	67,536
Other	not meaningful	94,052	96,120
Digital assets measured at fair value		747,829	810,537
Digital assets not measured at fair value	not meaningful	296,357	277,634
Total digital assets		$1,044,186	$1,088,171
As of December 31, 2024, approximately 41%, 18%, and 10% of the Company's digital assets associated with decentralized finance protocols relate to digital assets issued by Sky DAO (f.k.a. Maker DAO), Coinbase wrapped bitcoin, and Aave, respectively.
7. DIGITAL ASSETS LOAN RECEIVABLE AND DIGITAL ASSETS BORROWED
In the ordinary course of business, the Company enters into agreements to borrow digital assets to finance the Company’s trading operations. The Company may lend digital assets borrowed from counterparties or acquired through other operations. As of December 31, 2024 and 2023, no Digital asset loans receivable were past due.
Digital Assets Loan Receivable, Net of Allowance

(in thousands)	December 31, 2024	December 31, 2023
Digital asset loans receivable	$579,954	$104,504
Less: Allowance for credit losses	(424)	—
Digital asset loans receivable, net	$579,530	$104,504

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Collateral Payable Associated with Digital Assets Loan Receivable

(in thousands)	December 31, 2024	December 31, 2023
Collateral payable — Digital assets	$673,427	$115,635
Collateral payable — Cash	44,535	—
Collateral payable associated with digital assets loan receivable	$717,962	$115,635
Digital Assets Borrowed

(in thousands)	December 31, 2024	December 31, 2023
Digital assets borrowed	$1,497,609	$398,277
The Company borrows digital assets from both over-the-counter and decentralized finance sources. The most significant digital assets borrowings as of December 31, 2024 were bitcoin, ether, DAI, and SOL, including associated wrapped tokens, which represented approximately 87% of total Digital assets borrowed. The most significant digital assets borrowings as of December 31, 2023 were Tether, USDC, FDUSD, bitcoin and DAI, which represented approximately 84% of total Digital assets borrowed.
Assets Posted as Collateral Associated with Digital Assets Borrowed

(in thousands)	December 31, 2024	December 31, 2023
Assets posted as collateral — Digital intangible assets	$84,221	$233,053
Assets posted as collateral — Digital financial assets	—	—
Less: Allowance for credit loss	(826)
Assets posted as collateral associated with digital assets borrowed	$83,395	$233,053
Collateral deposited in decentralized finance protocols associated with digital asset loans payable to the decentralized protocols are recognized in Digital intangible assets. Collateral posted with counterparties for which the Company retains control are also recognized in Digital intangible assets. Refer to Note 6 for additional information regarding Digital intangible assets.
8. DERIVATIVES
The Company enters into derivative contracts primarily for the purpose of trading, risk management, and hedging of operating costs. For the years ended December 31, 2024, 2023 and 2022 the Company recognized $267.8 million, $151.6 million and $192.6 million, respectively, of net derivative gain related to free-standing derivatives.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The breakdown of the Company’s derivatives portfolio, as of December 31, 2024 and December 31, 2023, was as follows (in thousands):
December 31, 2024

(in thousands)	Notional Amounts (1)	Gross Fair Value-Derivative Assets	Gross Fair Value- Derivative Liabilities
Digital assets	$4,685,112	$185,208	$(145,493)
Foreign currencies	19,259	12,064	(10,483)
Equity securities	1,049,846	10,343	(9,683)
Interest rates	5,002	19	(13)
Commodities	10,583	19	(186)
	$5,769,802	$207,653	$(165,858)

Digital assets receivable	3,911	60,720	—
Embedded derivatives — Digital assets borrowed	1,269,013	24,039	(252,635)
Embedded derivatives — Collateral payable	1,219,247	55,848	(161,261)
Embedded derivatives — Notes payable	847,500	—	(136,192)
December 31, 2023

(in thousands)	Notional Amounts (1)	Gross Fair Value-Derivative Assets	Gross Fair Value- Derivative Liabilities
Digital assets	$2,831,616	$122,911	$(120,795)
Foreign currencies	3,397	11,279	(11,027)
Equity securities	54,417	30,541	(23,876)
Interest rates	1,408,406	7,698	(4,639)
Commodities	61,236	780	(305)
	$4,359,072	$173,209	$(160,642)

Digital assets receivable	15,971	20,860	—
Embedded derivatives — Digital assets borrowed	369,280	877	(29,874)
Embedded derivatives — Collateral payable	439,544	4,244	(134,695)
Embedded derivatives — Notes payable	445,000	—	(10,472)
___________________
(1)Notional amounts represent the U.S. Dollar denominated size of the underlying assets for the derivative instruments. They do not accurately reflect the Company's economic exposure as they do not reflect the Company's long and short derivative positions.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The below table represents the breakdown of assets posted as collateral and collateral payable associated with derivative positions as of December 31, 2024 and 2023:

(in thousands)	December 31, 2024	December 31, 2023
Assets posted as collateral — Digital assets	$—	$15,284
Assets posted as collateral — Cash	—	2,091
Assets posted as collateral associated with derivatives	$—	$17,375

Collateral payable — Digital assets	30,600	9,521
Collateral payable — Cash	30,460	11,367
Collateral payable associated with derivatives	$61,060	$20,888
9. INVESTMENTS
Net gain / (loss) on investments in the Company’s consolidated statements of operations consists of the following:
•Net realized gains / (losses) related to sales of investments were $(171.1) million, $13.4 million, and $42.5 million for the years ended December 31, 2024, 2023 and 2022, respectively.
•Net change in unrealized gains / (losses) related to investments were $429.9 million, $84.4 million, and $(507.5) million for the years ended December 31, 2024, 2023 and 2022, respectively.
Accumulated net unrealized gains related to investments held in the Company’s consolidated statements of financial position were $627.1 million, $202.2 million, and $111.2 million as of December 31, 2024, 2023 and 2022, respectively.
Investments at Measurement Alternative
The following table presents investments for which the measurement alternative has been elected. These investments have been valued at cost less impairment and where applicable at observable transaction prices based on orderly transactions for the identical or similar investments of the same issuer.

		Impairment		Upward Adjustments
(in thousands)	Carrying Value	Period to date	Cumulative	Period to date	Cumulative
December 31, 2024	$63,227	$(6,990)	$(59,608)	$2,214	$63,652
December 31, 2023	$83,702	$(37,868)	$(64,588)	$2,356	$74,352
For the years ended December 31, 2024 and 2023, eight investments with a combined fair value of $21.2 million and seven investments with a combined fair value of $67.9 million, respectively, were reclassified out of measurement alternative due to changes to investee capital structure and valuation methodology. These investments are now held at fair value. Refer to Note 11 for additional information regarding investments held at fair value.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
10. FAIR VALUE OPTION
The Company elected the fair value option for certain eligible assets. The following table summarizes the financial instruments for which the fair value option has been elected:

(in thousands)	December 31, 2024	December 31, 2023
Assets
Digital financial assets	$359,664	$74,386
Investments	558,093	398,529
Total	$917,757	$472,915
The fair value option was only elected for investments, within the Investments line item, where the Company was deemed to have significant influence and otherwise would have applied the equity method of accounting.
Realized and unrealized gains / (losses) on financial instruments for which the fair value option has been elected are recorded as Net gain / (loss) on investments and Net gain / (loss) on digital assets in the Company’s consolidated statements of operations. The following table presents the realized and net change in unrealized gains / (losses) on the financial instruments on which the fair value option was elected:

	December 31, 2024		December 31, 2023		December 31, 2022
(in thousands)	Realized Gains / (Losses)	Net Change in Unrealized Gains / (Losses)	Realized Gains / (Losses)	Net Change in Unrealized Gains / (Losses)	Realized Gains / (Losses)	Net Change in Unrealized Gains / (Losses)
Investments	$83,441	$130,980	$(833)	$88,757	$48,501	$(320,050)
Realized and unrealized gains and (losses) for digital assets classified as financial assets was $0.3 million and $11.8 million for the years ended December 31, 2024 and 2023, respectively, and were not significant for the year ended December 31, 2022.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
11. FAIR VALUE MEASUREMENTS
Recurring fair value measurements
Items measured on a recurring basis at fair value:

	As of December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Digital financial assets	$354,851	4,814	$—	359,665
Digital intangible assets at fair value	1,929,661	68,239	20,457	2,018,357
Digital assets loan receivable, net of allowance — Financial assets	—	393,734	—	393,734
Digital assets receivable	204	24	60,492	60,720
Assets posted as collateral — Digital assets	—	278,527	—	278,527
Derivative assets	188,836	18,817		207,653
Embedded derivative — Collateral payable	—	55,848	—	55,848
Embedded derivative — Digital assets borrowed	—	24,039	—	24,039
Investments(1)	751,220	—	524,573	1,275,793
	$3,224,772	$844,042	$605,522	$4,674,336
Liabilities
Investments sold short (2)	6,524	—	—	6,524
Derivative liabilities	58,155	107,703		165,858
Embedded derivative — Digital assets borrowed		252,635		252,635
Embedded derivative — Collateral payable		161,261		161,261
Embedded derivative — Notes payable	—	—	136,192	136,192
	$64,679	$521,599	$136,192	$722,470
__________________
(1)Excludes equity securities measured utilizing net asset value as a practical expedient ($304.5 million) and equity securities utilizing the measurement alternative as they are without readily determinable fair values ($63.2 million).
(2)Investments sold short are included in Other current liabilities in the Company’s condensed consolidated interim statements of financial position.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022

	As of December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Digital financial assets	$74,386	$—	$—	74,386
Digital intangible assets at fair value	655,473	12,674	68,004	736,151
Digital assets loan receivable, net of allowance — Financial assets	—	12,000	—	12,000
Digital assets receivable	196	95	20,569	20,860
Assets posted as collateral — Digital assets	—	316,104	—	316,104
Derivative assets	59,724	113,485	—	173,209
Embedded derivative — Collateral payable	—	4,244	—	4,244
Embedded derivative — Digital assets borrowed	—	877	—	877
Investments(1)	43,568	—	364,576	408,144
	$833,347	$459,479	$453,149	$1,745,975
Liabilities
Investments sold short	25,295	—	—	25,295
Derivative liabilities	55,567	105,075	—	160,642
Embedded derivative — Digital assets borrowed	—	29,874	—	29,874
Embedded derivative — Collateral payable	—	134,695	—	134,695
Embedded derivative — Notes payable	—	—	10,472	10,472
	$80,862	$269,644	$10,472	$360,978
__________________
(1)Excludes equity securities measured utilizing net asset value as a practical expedient ($243.3 million) and equity securities utilizing the measurement alternative as they are without readily determinable fair values ($83.7 million).
Nonrecurring fair value measurements
Impairment losses are recognized for Digital intangible assets carried at the lower of cost or impaired value and Property and equipment, net when their carrying amounts exceed fair value. The carrying values for Digital intangible assets carried at the lower of cost or impaired value were $550.2 million and $277.6 million as of December 31, 2024 and 2023, respectively. The Company categorized the fair value measurements for Property and equipment, net as Level 3.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The following tables summarize changes in assets and liabilities measured and reported at fair value for which Level 3 inputs have been used to determine fair value for the years ended December 31, 2024 and 2023 respectively:

(in thousands) Assets	Fair value, Beginning Balance	Purchases	Sales/Distributions	Net Realized Gain / (Loss)	Net Unrealized Gain / (Loss)	Transfers in/(out) of Level 3	Fair value, Ending Balance
Digital intangible assets
2024	$68,004	$—	$—	$—	$(17,043)	$(30,504)	$20,457
2023	$—	$—	$—	$—	$65,073	$2,931	$68,004
Digital assets receivable
2024	$20,569	$—	$(4,727)	$4,724	$52,477	$(12,551)	$60,492
2023	$16,054	$200	$—	$—	$17,101	$(12,786)	$20,569
Investments
2024	$364,576	$129,188	$(221,564)	$117,036	$119,803	$15,534	$524,573
2023	$170,526	$30,077	$(2,890)	$949	$121,242	$44,672	$364,576
Embedded derivative - Notes payable
2024	$10,472	$93,993	$—	$—	$31,727	$—	$136,192
2023	$—	$—	$—	$—	$9,604	$868	$10,472
Transfers in and out of Level 3 are considered to have occurred at the beginning of the period the transfer occurred. For the year ended December 31, 2024, gross transfers into Level 3 were $21.2 million and gross transfers out of Level 3 were $48.7 million. The transfers into Level 3 for Investments were due to fair value adjustments determine by unobservable market inputs. The transfers into Level 3 for Digital asset receivables were due to underlying token launches of contracts held. Transfers out of Level 3 for Investments related to a conversion of a convertible note upon emergence from a bankruptcy during the year. Transfers out of Level 3 for Digital asset receivables and Digital assets were due to removal of restrictions. For the year ended December 31, 2023, gross transfers into Level 3 were $67.3 million and gross transfers out of Level 3 were $31.6 million. Transfers into Level 3 were due to fair value adjustments determined by unobservable market inputs, recategorization and underlying token launches of contracts held. The transfers out of Level 3 were due to removal of restrictions.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The following table presents additional information about valuation methodologies and significant unobservable inputs used for assets and liabilities that are measured and reported at fair value and categorized within Level 3 as of December 31, 2024 and 2023, respectively:

Financial Instrument	Fair Value at December 31, 2024 (in thousands)	Significant Unobservable Inputs	Range	Weighted Average
Digital intangible assets	$20,457	Marketability discount	15.9% - 45.2%	32.1%
Digital assets receivable	$60,492	Marketability discount	5.5% - 72.8%	35.8%
Investments	$524,573	Time to liquidity event (years)	1.0 - 5.0	4.1
		Annualized equity volatility	70.0% - 90.0%	88.8%
		Risk free rate	3.4% - 4.4%	4.2%
		Market adjustment discount	30.0% - 90.0%	41.0%
		Market adjustment premium	25.0% - 130.0%	79.6%
		Marketability discount	3.5% - 51.8%	26.0%
		Expected dividend payout ratio	—% - —%	0%
		Enterprise value to LTM revenue multiple	2.5x - 16.8x	10.8x
		Enterprise value to projected revenue multiple	2.0x - 10.5x	7.0x
		Enterprise value to annualized revenue	3.5x - 9.0x	6.7x
		Enterprise value to LTM volume	3.0x	3.0x
		Enterprise Value to ARR	8.5x - 15.8x	10.9x
		Price to tangible book value	1.5x	1.5x
		Enterprise value to projected EBITDA	9.0x - 14.0x	11.5x
		Scenario probability	35.0%	35.0%
		Recovery percentage	35.0% - 61.6%	51.5%
Embedded derivative — Notes payable	$136,192	Volatility	45.6% - 75.0%	55.4%
		Risk free rate	4.2% - 4.4%	4.3%
		Time-step (years)	0.004	0.004

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022

Financial Instrument	Fair Value at December 31, 2023 (in thousands)	Significant Unobservable Inputs	Range	Weighted Average
Digital intangible assets	$68,004	Marketability discount	3.3% - 59.4%	15.4%
Digital assets receivable	$20,569	Marketability discount	6.1% - 74.4%	28.5%
Investments	$364,576	Time to liquidity event (years)	3.0 - 5.0	4.6
		Annualized equity volatility	90.0%	90.0%
		Risk free rate	3.5% - 4.2%	3.9%
		Control discount	7.5% - 20.0%	11.1%
		Market adjustment discount	25.0% - 65.0%	37.4%
		Marketability discount	5.7% - 40.0%	15.4%
		Enterprise value to revenue multiple	2.0x- 12.0x	9.4x
		Enterprise value to projected revenue multiple	2.0x - 8.0x	4.4x
		Enterprise value to volume multiple	5.5x	5.5x
		Recovery percentage	120.1%	120.1%
		Claims percentage	68.0%	68.0%
Embedded derivative — Notes payable	$10,472	Volatility	67.0%	67.0%
		Risk free rate	4.0%	4.0%
		Time-step (years)	0.004	0.004
Increases and/or decreases in the various unobservable inputs used to determine the Level 3 valuations could result in significantly higher or lower fair value measurements.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Financial Instruments Not Measured at Fair Value
The following table presents the fair value of financial instruments not measured at fair value in the Company’s consolidated statements of financial position. This table excludes non-financial assets and liabilities.

	As of December 31, 2024
(in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents	$462,103	$462,103	$462,103	$—	$—
Assets posted as collateral — Cash	—	—	—	—	—
Accounts receivable	55,279	55,279	55,279	—	—
Loans receivable	476,620	476,620	—	476,620	—
Total Assets	$994,002	$994,002	$517,382	$476,620	$—
Accounts payable and accrued liabilities	281,531	281,531	281,531	—	—
Notes payable	845,186	836,402	—	836,402	—
Collateral payable — Cash	74,995	74,995	—	74,995	—
Payable to customers — Cash	19,520	19,520	—	19,520	—
Loans payable	510,718	510,718	—	510,718	—
Total Liabilities	$1,731,950	$1,723,166	$281,531	$1,441,635	$—

	As of December 31, 2023
(in thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents	$316,610	$316,610	$316,610	$—	$—
Assets posted as collateral — Cash	2,091	2,091	2,091	—	—
Accounts receivable	60,929	60,929	60,929	—	—
Loans receivable	387,364	387,364	—	387,364	—
Total Assets	$766,994	$766,994	$379,630	$387,364	$—
Accounts payable and accrued liabilities	140,376	140,376	140,376	—	—
Notes payable	408,053	342,161	—	342,161	—
Collateral payable — Cash	11,367	11,367	—	11,367	—
Payable to customers — Cash	3,442	3,442	—	3,442	—
Loans payable	93,069	93,069	—	93,069	—
Total Liabilities	$656,307	$590,415	$140,376	$450,039	$—
12. LOANS RECEIVABLE
In the general course of business, the Company offers fiat-denominated loans to counterparties in the digital asset industry against digital assets or other collateral. No loans receivable were on nonaccrual status as of December 31, 2024 or 2023.
Loans receivable, current and non-current

(in thousands)	December 31, 2024	December 31, 2023
Loans receivable	$476,620	$377,105
Loans receivable, non-current	—	10,259
Loans receivable, current and non-current	$476,620	$387,364

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The outstanding loans receivable are scheduled to be repaid during the following periods:

(in thousands)	Amounts
2025	$476,620
Loans receivable, current and non-current	$476,620
Outstanding balances represent loan principal and exclude accrued interest receivable on loans. The allowance for credit losses for Loans receivable was not material to the Company’s consolidated financial statements as of December 31, 2024 and 2023 due to the collateralized nature of the loan receivables and / or their short-term maturity.
Collateral payable associated with loans receivable, current

(in thousands)	December 31, 2024	December 31, 2023
Collateral payable — Digital assets	$620,633	$444,839
Collateral payable — Cash	—	—
Collateral payable associated with loans receivable, current	$620,633	$444,839
For the years ended December 31, 2024, 2023, and 2022, interest income related to the Company’s Loans receivable was $48.7 million, $36.5 million, and $17.6 million, respectively.
13. PROPERTY AND EQUIPMENT
The following table represents property and equipment balances and accumulated depreciation as of December 31, 2024 and 2023:

(in thousands)	December 31, 2024	December 31, 2023
Corporate assets (1)	$11,093	$9,625
Mining equipment	172,572	78,737
Mining infrastructure	113,710	86,156
Land	12,809	10,490
WIP / Construction in progress (2)	35,777	105,036
Property and equipment, gross	345,961	290,044
Less: Accumulated depreciation	(57,934)	(25,808)
Less: Impairment / Loss on disposal (3)	(50,989)	(50,888)
Property and equipment, net	$237,038	$213,348
__________________
(1)Corporate assets balances primarily relate to computer equipment, leasehold improvements, and furniture and fixtures.
(2)As of December 31, 2024, WIP/Construction in Progress related to mining infrastructure under construction. As of December 31, 2023, WIP/Construction in Progress related to mining equipment of $85.0 million and mining infrastructure under construction of $20.0 million.
(3)Recognized in General and administrative expenses in the Company’s consolidated statements of operations.
Depreciation expense of $31.2 million, $15.3 million and $9.2 million related to property and equipment for the years ended December 31, 2024, 2023 and 2022, respectively, is included in General and administrative expenses in the Company’s consolidated statements of operations.
Impairment of mining equipment
The Company assesses mining equipment for impairment when market prices of similar equipment are below the Company's carrying value. During the years ended December 31, 2024, 2023 and 2022, the Company recognized an impairment of $0.1 million, $0.5 million and $50.3 million, respectively, in relation to its mining equipment, including assets in WIP/Construction in progress, which was applicable to the Treasury and Corporate segment. The

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
impairment recognized during the year ended December 31, 2022 was triggered by a prolonged reduction in the value of bitcoin, which affected the expected cash flows to be generated from the equipment. Impairment testing of assets held for use requires determination of recoverability based on estimated future cash flows and involves significant judgement. The Company estimated the future cash flows related to mining equipment using the bitcoin price and network difficulty, as well as expected power cost as key inputs.
14. LEASES
Lessee
The Company enters into leases primarily for real estate, substantially all of which are used in connection with its operations.
Operating lease costs were $5.8 million, $7.8 million and $4.1 million for the years ended December 31, 2024, 2023 and 2022, respectively. Variable lease costs, which are included in operating lease costs, were not material for the years ended December 31, 2024, 2023 and 2022.
Supplemental disclosures for the Company’s consolidated statements of cash flows:

(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Net cash provided by / (used in) operating activities
Cash paid in the measurement of operating lease liabilities	$5,973	$7,838	$4,216
Supplemental statement of financial position and other disclosures related to operating lease right-of-use assets:

(in thousands, except lease term and discount rate)	December 31, 2024	December 31, 2023
Operating lease right-of-use assets	$8,223	$12,055
Operating lease liabilities	$10,229	$14,096
Weighted average remaining lease term	3.6 years	4.2 years
Weighted average discount rate(1)	10%	10%
__________________
(1)The weighted average discount rate represents the Company’s incremental borrowing rate
The following table represents future minimum lease payments of the Company’s operating lease liabilities as of December 31, 2024:

(in thousands)	Lease liability
Year ending December 31,
2025	$4,151
2026	2,557
2027	2,572
2028	2,572
2029	429
Total future minimum lease payments	$12,281
Less: Interest	2,052
Total lease liability	$10,229
Lessor
The Company previously entered into agreements to lease mining equipment to third parties. These leases were accounted for as sales-type finance leases due to the existence of bargain purchase options through June 2023 when the last of these agreements expired. The Company received both fixed and variable payments in relation to these

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
leases. Revenue associated with mining leases was recognized within Revenues in the Company’s consolidated statements of operations. Expenses associated with mining leases were recognized within Transaction expenses in the Company’s consolidated statements of operations.

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year ended December 31, 2022
Revenues
Lease	$—	$456	$1,202
Financed sales of mining equipment	—	—	2,965
Loss on disposal	—		(2,046)
Cost of sales
Associated mining equipment sales costs	$—	—	2,453
15. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The following table reflects the changes in carrying amount of goodwill:

	Year Ended December 31,
(in thousands)	2024	2023
Balance, beginning of period	$44,257	$24,645
Additions due to acquisitions (Note 3)	13,780	19,612
Balance, end of period	$58,037	$44,257
The Company recognized no impairment of Goodwill for the years ended December 31, 2024, 2023 and 2022. All goodwill is allocated to the Digital Assets segment.
Other intangible assets
The following table represents intangible assets and accumulated amortization as of the years ended December 31, 2024 and 2023:

(in thousands)	December 31, 2024	December 31, 2023
Software technology(1)	$40,508	$38,895
Other purchased defined-life intangible assets	13,701	6,062
Indefinite-lived intangible asset	1,761	1,761
Intangible assets, gross	55,970	46,718
Less: Accumulated amortization	(18,619)	(6,735)
Intangible assets, net	$37,351	$39,983
__________________
(1)Includes capitalized equity based compensation of $3.1 million and $2.1 million as of December 31, 2024 and 2023, respectively.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The Company estimates that there is no significant residual value related to its finite-life intangible assets. The expected future amortization expense for finite-life intangible assets for the next five years is as follows:

(in thousands)	Amounts
2025	$16,708
2026	8,549
2027	5,624
2028	4,306
2029 and beyond	403
Total future amortization expense	$35,590
16. OTHER ASSETS AND ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Prepaid expenses and other assets consist of the following:

(in thousands)	December 31, 2024	December 31, 2023
Prepaid expenses	$11,112	$1,930
Mining deposits	4,845	8,825
Current tax asset and tax receivable	5,364	15,124
Other(1)	5,571	11,045
	$26,892	$36,924
__________________
(1)Includes receivables related to non-consolidated funds management, advisory activities and tax payments made on behalf of certain related parties. Refer to Note 22 for further information on related party transactions.
Accounts payable and accrued liabilities consist of the following:

(in thousands)	December 31, 2024	December 31, 2023
Compensation and compensation related	$71,553	$50,556
Professional fees	5,684	7,755
Promissory note(1)	96,933	67,246
Legal settlement	40,000	—
Mining payables and accrued liabilities	9,385	1,447
Payable for digital asset trades	20,970	4,176
Interest	15,530	4,595
Payable for investments and acquisitions	11,054	—
Accounts payable	6,910	2,569
Other	3,512	2,032
	$281,531	$140,376
__________________
(1)Promissory note with GDHI LLC. Refer to Note 22 for further information on related party transactions.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Other non-current liabilities consist of the following:

(in thousands)	December 31, 2024	December 31, 2023
Tax liabilities	$42,994	$42,856
Legal settlement	142,462	—
Lease liability	6,936	14,096
	$192,392	$56,952
17. COMMITMENTS AND CONTINGENCIES
Leases
As of December 31, 2024 and 2023, the Company had commitments primarily under three subleases. Refer to Note 14 for further information on lease commitments.
Investment and loan commitments
As of December 31, 2024 and 2023, the Company was obligated to seven portfolio companies, all of which are variable interest entities (VIEs), to fund up to $69.0 million and $61.0 million, respectively. Subsequent to December 31, 2024, $2.5 million of this amount has been funded. Refer to Note 18 for further information on VIEs.
As of December 31, 2024 and 2023, the Company had outstanding credit facilities to counterparties and arrangements to finance delayed trading settlement up to three days totaling $60.0 million and $20.0 million, respectively, and had funded $39.9 million and $0 in relation to these facilities, respectively, as of the year end. Credit facilities are supported by counterparties’ assets. There were no additional fundings of these facilities subsequent to period end.
Contractual commitments
As of December 31, 2024, the Company had an outstanding commitment for the construction of improvements at its Helios facility totaling $9.1 million.
Indemnifications
The Company has provided standard representations for agreements and customary indemnification for claims and legal proceedings. Insurance has been purchased to mitigate certain of these risks. Generally, there are no stated or notional amounts included in these indemnifications and the contingencies triggering the obligation for indemnification are not expected to occur. Furthermore, counterparties to these transactions often provide comparable indemnifications. The Company is unable to develop an estimate of the maximum payout under these indemnifications for several reasons. In addition to the lack of a stated or notional amount in a majority of such indemnifications, it is not possible to predict the nature of events that would trigger indemnification or the level of indemnification for a certain event. The Company believes, however, that the possibility of making any material payments for these indemnifications is remote. As of December 31, 2024 and 2023, there was no liability accrued under these arrangements.
Legal and Regulatory Matters
In the ordinary course of business, the Company and its subsidiaries and affiliates may be threatened with, named as defendants in, or made parties to pending and potential legal actions, including class actions, arbitrations and other disputes. The Company and its subsidiaries and affiliates are also subject to oversight by numerous regulatory and other governmental agencies and may receive inspection requests, investigative subpoenas and requests from regulators for documents and information, which could lead to enforcement investigations and actions.
The Company reviews any lawsuits, regulatory investigations, and other legal proceedings on an ongoing basis and provides disclosure and records loss contingencies in accordance with its accounting policies. Except as

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
discussed below, the Company does not believe that the ultimate resolution of existing legal and regulatory outstanding matters will have a material effect upon our financial condition or liquidity. However, in light of the uncertainties inherent in these matters, it is possible that the ultimate resolution of one or more of these matters may have a material adverse effect on the Company’s results of operations for a particular period, and future changes in circumstances or additional information could result in additional accruals or resolution in excess of established accruals, which could adversely affect the Company’s results of operations, potentially materially.
SEC Matters: As previously disclosed, in prior years, members of the staff of the SEC’s Division of Enforcement raised whether certain of the digital assets that we trade are securities and therefore such trading activities should be conducted through a registered entity. In addition, the staff of the SEC’s Division of Enforcement also raised whether off-channel communications were appropriately captured. In February 2025, we received termination letters concluding these investigations without charges.
Luna Matters: On March 27, 2025, Galaxy reached an agreement with the New York State Attorney General to resolve civil claims relating to certain investments, trading, and public statements made in connection with the LUNA digital asset from late 2020 to 2022. As of December 31, 2024, the Company accrued a legal provision of $182 million. The accrued amounts include the impact of discounting the estimated cash flows at a rate of approximately 4.3%. The undiscounted amount of the settlement is $200 million and payable between 2025 and 2028, with a payment of $40 million in each of 2025 and 2026, and a payment of $60 million in each of 2027 and 2028. Under the terms of the settlement, Galaxy also agreed to, among other things, compliance enhancements related to public statements about cryptocurrency and purchases and sales of cryptocurrency.
In December 2022, a proposed class action was filed in the Ontario Superior Court of Justice against GDH Ltd., our Chief Executive Officer and our former Chief Financial Officer asserting various claims including alleged misrepresentations relating to our public disclosure regarding investments and trading in the LUNA digital asset. The class action purports to be brought on behalf of a proposed class of persons and entities who acquired our securities on the secondary market from May 17, 2021 to and including May 6, 2022. The class action seeks unspecified damages and various declaratory relief, including leave to proceed with the right of action for misrepresentation under statutory securities provisions. These proceedings are still in early stages and have not been certified to proceed as a class action. Based on the stage of the case, the outcome remains uncertain, and the Company cannot estimate the potential impact, if any, on its business or financial statements at this time.
Financial Support of GDH Ltd.
In accordance with the LPA, the Company will reimburse or pay for all reasonably incurred expenses, excluding taxes, in the conduct of GDH Ltd.'s business.
Tax Distributions
The LPA also allows the Company to make distributions, as and when determined by the General Partner, in its sole discretion so as to enable unit holders to pay anticipated taxes with respect to allocated Company taxable income and / or gains. Amounts distributed pursuant to the tax distribution provision are treated as an advance against, and reduce (on a dollar for dollar basis), future amounts that would otherwise be distributable to such limited partners. The LPA provides that the value of any tax distribution made shall not exceed 25% of the Company’s market capitalization determined at the time the General Partner determines to make such distribution.
Tax-related distributions of $55.3 million and $22.4 million were paid during the years ended December 31, 2024 and 2023, respectively.
In December 2021 and July 2024, the Company contributed approximately $523.0 million and $20 million, respectively, into wholly-owned subsidiaries through which the Company is operating bitcoin mining activities and exploring ways to operate other qualified digital assets and blockchain related activities in qualified opportunity zones. The qualified opportunity zone program was established by Congress under the Tax Cuts and Jobs Act of 2017 to encourage long-term investments in low-income urban and rural communities nationwide, and through which taxpayers may defer eligible capital gains provided they meet the program’s requirements. In December 2026, the Company will be required to recognize capital gains on 90% of the contributed amount for U.S. federal tax

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
purposes, which will be allocated to its unit holders in accordance with their ownership interests at that time. As such depending on facts and circumstances at that time, the Company may be required to make additional tax distributions to its unit holders, including GDH Ltd.
18. VARIABLE INTEREST ENTITIES
Consolidated Sponsored Investment Funds
As a result of a reduction of ownership percentage or amendments to the underlying partnership agreements, as of December 31, 2024 and 2023, the Company did not consolidate any of its sponsored investment funds. Prior to December 31, 2022, the Company controlled and consolidated certain managed funds.
Net income / (loss) attributable to redeemable noncontrolling interests (i.e., the portion not attributable to the Unit holders of the Company) is identified in the Company’s consolidated statements of operations. Income / (loss) attributable to redeemable noncontrolling interests is not adjusted for income taxes for consolidated sponsored investment funds that are treated as pass-through entities for tax purposes. Net gain / (loss) related to consolidated VIEs is presented in the following table:

(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Net gain / (loss) on consolidated VIEs	$—	$—	$(166,113)
Net income / (loss) attributable to NCI on consolidated VIEs	$—	$—	$(97,219)
Non-consolidated Sponsored Investment Funds & Other VIEs
The Company holds investments in VIEs that are not consolidated due to either a lack of variable interests or where the Company is not the primary beneficiary. This includes funds which were once controlled but were subsequently deconsolidated due to reduced ownership percentage or other changes. The fair value option was elected for investments in non-consolidated VIEs for which the Company was deemed to have significant influence; therefore, changes in the fair value of these investments are recorded through net income in Net gain / (loss) on investments in the Company’s consolidated statements of operations. NAV was utilized as the practical expedient to fair value. See Note 9 for further information.
The Company’s involvement in financing operations of the VIEs is limited to its investment in the entity. The Company does not provide performance guarantees and has no other financial obligation to provide funding to VIEs, other than its own capital commitments.
The following table illustrates the Company’s maximum exposure to unconsolidated VIEs which is limited to the fair value of its investments and unfunded commitment as of year-end.

	December 31, 2024			December 31, 2023
(in thousands)	Fair Value of Investment	Unfunded Commitments	Maximum Exposure	Fair Value of Investment	Unfunded Commitments	Maximum Exposure
Non-Consolidated Sponsored Investment Funds	$398,386	$56,725	$455,111	$187,605	$48,550	$236,155
Other VIE’s	143,145	12,294	155,439	154,642	12,464	167,106
Total	$541,531	$69,019	$610,550	$342,247	$61,014	$403,261

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
19. LOANS AND NOTES PAYABLE
Loans payable
In the ordinary course of business the Company may borrow fiat currency, such as US dollars, to facilitate digital asset trading and lending activity. For the majority of these loans, there is no set repayment term and the Company can prepay without penalty.

(in thousands)	December 31, 2024	December 31, 2023
Loans payable	$510,718	$93,069
For the years ended December 31, 2024, 2023, and 2022, interest expense related to the Company’s Loans payable were $11.5 million, $2.2 million, and $6.9 million, respectively.
Assets posted as collateral associated with loans payable

(in thousands)	December 31, 2024	December 31, 2023
Assets posted as collateral - Digital intangible assets	$194,306	$67,767
Less: Allowance for credit losses	(554)	—
Assets posted as collateral associated with digital asset loans payable	$193,752	$67,767
Notes payable
GDH LP issued $500 million, aggregate principal amount, of 3.00% exchangeable senior notes (the “2026 Exchangeable Notes”) on December 9, 2021 and $402.5 million, aggregate principal amount, of 2.500% exchangeable senior notes on November 25, 2024 (the “2029 Exchangeable Notes” and, together with the 2026 Exchangeable Notes, the “Exchangeable Notes”). Outstanding 2026 Exchangeable Notes and 2029 Exchangeable Notes will mature and the aggregate principal amount is due in 2026 and 2029, respectively, unless earlier exchanged, redeemed or repurchased. Interest on the Exchangeable Notes is payable semi-annually. There were no origination discounts or premiums associated with the notes. The 2026 Exchangeable Notes had an initial exchange rate of 7,498.2210 ordinary shares per US$250,000 principal amount and the 2029 Exchangeable Notes had an initial exchange rate of 10,497.5856 ordinary shares per US$250,000 principal amount. All Exchangeable Notes issued are subject to certain selling and transfer restrictions set forth in each investor’s note purchase agreement and as set forth in the indenture that governs the Exchangeable Notes.
The Company determined that the conversion features represent derivative financial instruments embedded in the Exchangeable Notes. The conversion feature was recorded at fair value as a discount to the value of the Exchangeable Notes as of inception date. Accordingly, the Company recorded an aggregate discount of $71.0 million and $94.0 million for the fair value of the derivative liability at inception of the 2026 Exchangeable Notes and the 2029 Exchangeable Notes, respectively. The difference between the proceeds allocated to the convertible instrument at issuance and the fair value of the conversion feature was allocated to the host contract. The Exchangeable Notes and the associated derivative liability are shown as Notes payable in the Company’s consolidated statements of financial position. The unamortized debt issuance cost as of December 31, 2024 and 2023 was $18.5 million and $7.5 million, respectively. As of December 31, 2024 and 2023 there was $847.5 million and $445.0 million in principal outstanding of the Exchangeable Notes, respectively.
On initial recognition of the 2026 Exchangeable Notes and the 2029 Exchangeable Notes, debt issuance costs of $13.4 million and $13.6 million, respectively, were recognized as a reduction of Notes payable and are being expensed over the term of the debt. The interest expense from the Exchangeable Notes for the years ended December 31, 2024, 2023, and 2022 was $30.8 million, $27.3 million and $37.0 million, respectively, including coupon interest expense of $14.3 million, $13.4 million and $14.9 million, respectively. The effective interest rates on the 2026 and 2029 Exchangeable Notes are 7.0% and 9.2%, respectively.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
As of December 31, 2024, the Partnership's notes payable repayment obligation is as follows:

(in thousands)	Amount Due
2025	$—
2026	445,000
2027	—
2028	—
2029	402,500
Total	$847,500
20. EQUITY
Issued Unit holders’ Capital
GDH LP has two classes of ownership interests, representing limited partner interests:
(1)GDH LP Class A Units, which are subdivided into GDH LP A-1 Units, all of which are held by GDH Ltd., and GDH LP A-2 Units, all of which are held indirectly by GDH Ltd., through GDH Ltd.’s wholly owned U.S. subsidiary, GDH Intermediate LLC; and
(2)GDH LP Class B Units, all of which are held by GGI, employees of GDH LP as part of the GDH LP employee compensation plan and certain former shareholders.
The GDH LP Class A Units and GDH LP Class B Units rank pari passu to all distributions from GDH LP.
Under the terms of the LPA, GDH LP Class B Units are exchangeable for GDH Ltd. shares on a one-for-one basis subject to certain limitations and customary adjustments for stock splits, stock dividends and other similar transactions. On receipt of a request to exchange, the Company or the General Partner cancels the Class B Units and causes GDH Ltd. to issue ordinary shares. In addition, GDH LP issues Class A Units to GDH Ltd. for the same amount of ordinary shares issued by GDH Ltd. Alternatively at the election of the General Partner, GDH LP may deliver an amount of cash in lieu of GDH Ltd. shares to an exchanging GDH LP Class B Unit holder.
The business of GDH LP is conducted by its General Partner who will be liable for all debts and obligations of the exempted limited partnership to the extent the Company has insufficient assets. As a general matter, a limited partner of GDH LP will not be liable for the debts and obligations of the exempted limited partnership except in narrow circumstances including (i) if such limited partner becomes involved in the conduct of GDH LP’s business and holds himself out as a general partner to third parties or (ii) if such limited partner is obliged pursuant to the Cayman Exempted Limited Partnerships Act to return a distribution made to it where the exempted limited partnership is insolvent and the limited partner has actual knowledge of such insolvency at that time.
Private Investment in Public Equity (“PIPE”)
On November 12, 2020, GDH Ltd. closed a PIPE of $50 million of aggregate gross proceeds. As part of the PIPE, GDH Ltd. issued 19,070,000 shares and 4,767,500 warrants. Each warrant was exercisable into an ordinary share of GDH Ltd. for a term of two years from the date of issuance at an exercise price of C$8.25. Under the terms of the LPA, the Company will issue a Class A Unit for each GDH Ltd. common share issued and any liability associated with the warrant will be pushed down to the Company. The gain / (loss) recognized in the Company’s consolidated statements of operations for the years ended December 31, 2024, 2023, and 2022 was $0, $0 and $20.3 million, respectively. All the warrants expired in November 2022.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Issued Capital
Class A Units
During the years ended December 31, 2024, 2023, and 2022, the Company issued 20,110,850; 8,709,592; and 14,131,494 Class A Units, respectively, to GDH Ltd. on exchange of Class B Units, exercise of stock options, restricted share units vesting, warrant exercise, as a result of a capital raise, and as consideration for business combinations.
On April 12, 2024, the GDH Ltd. issued 12,100,000 ordinary shares to a syndicate of underwriters including Jefferies Securities Inc. and Stifel Nicolaus Canada Inc. (collectively, the “Underwriters”). The Underwriters purchased the shares at a price of C$14.00 per ordinary share for gross proceeds of C$169.4 million in an underwritten block trade. An equivalent number of Class A Units of GDH LP were issued to GDH Ltd.
On July 18, 2024, the Company acquired the assets of CMF. Initial consideration included $3.5 million of equity. On August 9, 2024, GDH LP issued 359,919 Class A Units in connection with this acquisition. On February 28, 2025, an additional 76,573 Class A Units were issued as milestone consideration. On December 9, 2024, the Company acquired the shares of Fierce. Initial consideration included $8.3 million of equity. GDH LP issued 427,723 Class A Units in connection with the acquisition this acquisition. Refer to Note 3 for additional information regarding acquisitions.
Ordinary share repurchase and cancellations
The Company cancelled 1,832,402; 4,221,799; and 10,870,449 Class A units during the years ended December 31, 2024, 2023 and 2022, respectively primarily in association with withholding obligations on exercised stock options and vested restricted share units, as well as the normal course issuer bid in 2023 and 2022.
On May 26, 2023, GDH Ltd. announced that the TSX approved the Company's plan to commence a normal course issuer bid to purchase up to 10,056,193 ordinary shares (10% of the Company's public float as of May 19, 2023). GDH Ltd. repurchased a total of 1,248,900 ordinary shares for a total cost of $4.3 million under the plan during the year ended December 31, 2023. No shares were repurchased during the year ended December 31, 2024. All the repurchased shares of GDH Ltd. and the equivalent number of Class A Units in the Company were cancelled. The Company completed its normal course issuer bid program on May 30, 2024.
On May 16, 2022, GDH Ltd. announced that the TSX approved the Company's plan to commence a normal course issuer bid to purchase up to 10,596,720 ordinary shares (10% of the Company's public float as of May 10, 2022). GDH Ltd. began repurchasing shares on May 18, 2022. The Company completed its normal course issuer bid program on October 24, 2022. As of December 31, 2022, GDH Ltd. repurchased a total of 10,596,720 shares for a total cost of $53.3 million. All repurchased shares of GDH Ltd. and the equivalent number of Class A Units in the Company were cancelled.
Class B Units
During the years ended December 31, 2024, 2023, and 2022, there were 81,357; 30,121; and 10,055,909 of Class B Units exchanged for ordinary shares of GDH Ltd, respectively. During the year ended December 31, 2022, there were 2,671,350 Class B units redeemed for $8.0 million. No Class B units were redeemed during the years ended December 31, 2024 and 2023.
As of December 31, 2024, 2023, and 2022, there were 127,577,780; 109,299,332; and 104,811,539 Class A Units outstanding, respectively, and 215,862,343; 215,928,474; and 215,943,369 Class B Units outstanding, respectively. The change in Class A units during the year ended December 31, 2024, 2023 and 2022 was due to exchanges of Class B Units for ordinary shares of GDH Ltd. (and into Class A Units of GDH LP), issuance of Class A Units on exercise of options, issuance of Class A Units as a result of a capital raise, issuance of Class A Units as a result of warrant exercises, and issuance of Class A Units as consideration for business combinations.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Distributions
During the years ended December 31, 2024, 2023 and 2022 there were tax related distributions of $55.3 million, $22.4 million, and $184.3 million, respectively, made for the purpose of covering unit holders’ tax expense due to 2024, 2023 and 2022 taxable income. The majority of the recipients of the tax distributions are related parties. See Note 22 for further information on related party transactions.
21. EQUITY BASED COMPENSATION
Equity based compensation
For the years ended December 31, 2024, 2023 and 2022, the total compensation and benefits include cash based payments and equity based payments as follows:

	Year ended
(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Compensation and benefits excluding equity based compensation	$191,435	$136,132	$127,078
Equity based compensation (1)	74,156	83,124	89,123
Total compensation and benefits (2)	$265,591	$219,256	$216,201
__________________
(1)Excludes Deferred Share Units related to directors which is included in General and administrative expense.
(2)Net of capitalized compensation costs related to internally generated intangible assets.
The Company has awarded compensatory Class B Units, stock options and restricted stock to eligible officers and employees. For the years ended December 31, 2024, 2023 and 2022, equity based compensation included the following:

	Year ended
(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Stock options	$20,475	$23,138	$27,628
Restricted Stock (Restricted Stock, Restricted Stock Units and Deferred Share Units) (1)	54,489	60,593	61,512
Compensatory Class B Unit Awards
Profit Interest Units	53	59	720
	$75,017	$83,790	$89,860
__________________
(1)Includes expense associated with restricted stock issued in connection with the Company’s acquisition of Vision Hill.
Equity Plans
The Company has granted stock options to employees, officers, directors and consultants of the Company under the GDH Ltd. stock option plan (the “Plan”), subject to the approval of the board of directors of GDH Ltd. The exercise price of each option was not less than the market price of GDH Ltd.’s shares at the date of grant. Options granted under the Plan had a term not to exceed 5 years and are subject to vesting provisions as determined by the board of directors of GDH Ltd., who administer the Plan. On exercise of an option, the holder will receive one common share in GDH Ltd. and GDH LP will issue one Class A Unit to GDH Ltd. The maximum number of shares reserved for issuance under the Plan was fixed at 45,565,739 shares of GDH Ltd. Following the approval of the Long Term Incentive Plan, the Company no longer makes grants under the Plan and future grants will be made from the Long Term Incentive Plan. The Plan reserve has been rolled over into the Long Term Incentive Plan.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Long Term Incentive Plan
In May 2021 (subsequently amended and restated in May 2024), the Board of Directors of GDH Ltd. approved the GDH Ltd. Long Term Incentive Plan (“LTIP”) to grant stock options, stock appreciation rights, restricted stock and share units in the form of restricted share units and/or performance share units to employees, officers and consultants of GDH Ltd. and its affiliates and deferred share units to non-employee directors of GDH Ltd. and non-employee managers of the board of managers of the General Partner. Under the LTIP Plan, the exercise price of each option may not be less than the market price of GDH Ltd.’s shares at the date of grant. Options granted under the LTIP typically have a term not to exceed five years and are subject to vesting provisions as determined by the board of directors of GDH Ltd., who administer the LTIP. On exercise of an option, the holder will receive one common share in GDH Ltd. and GDH LP will issue one Class A Unit to GDH Ltd. The maximum number of shares reserved for issuance under the LTIP is fixed at 48,290,478 shares of GDH Ltd.
Non-Treasury Plan
In May 2021, the Board of Directors of the Company approved the GDH Ltd. Non-Treasury Share Unit Plan (“Non-Treasury Plan”) as a supplement to the LTIP under which grants are settled solely in cash. Share units are restricted share units or performance share units.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Stock Options
A summary of the Company’s stock option activity under the plans, including stock options with performance based conditions is set forth in the following table:

Description	Number of Options	Weighted Average Exercise Price (C$)	Weighted-Average Remaining Terms (Years)	Aggregate Intrinsic Value (in thousands)
Balance, December 31, 2021	30,413,345	$7.64	3.43	$366,012
Granted	1,565,000	19.63
Exercised	(2,627,053)	2.68
Forfeited	(1,698,749)	11.26
Balance, December 31, 2022	27,652,543	8.56	2.62	$9,594
Granted (1)	10,963,780	$6.30
Stock options replaced by replacement awards	(1,875,000)	23.08
Exercised	(5,847,020)	3.73
Forfeited	(5,485,996)	9.23
Expired / Canceled / Repurchased	(3,144,334)	14.04
Balance, December 31, 2023	22,263,973	$6.56	2.98	$76,893
Granted	2,913,051	16.66
Exercised	(3,546,327)	3.16
Forfeited	(1,521,299)	6.63
Canceled	(244,390)	11.55
Balance, December 31, 2024	19,865,008	$8.58	3.44	$230,641

Vested and expected to vest as of December 31, 2024	19,865,008	$8.58	3.44	$230,641
Options exercisable as of December 31, 2024	10,691,460	$7.37	1.66	$132,653
Vested and expected to vest as of December 31, 2023	22,263,973	$6.56	2.98	$76,893
Options exercisable as of December 31, 2023	9,712,157	$5.80	1.82	$40,427
Vested and expected to vest as of December 31, 2022	27,652,543	$8.56	2.62	$9,594
Options exercisable as of December 31, 2022	14,180,883	$4.66	2.06	$8,135
_______________
(1)Includes stock options granted due to stock option modification.
The weighted average grant date fair value of options granted to employees was $6.99, $4.04, and $10.86 per share for the years ended December 31, 2024, 2023 and 2022, respectively. The total intrinsic value of the 3,546,327, 5,847,020, and 2,627,053 options exercised during the years ended December 31, 2024, 2023, and 2022 was $39.9 million, $14.0 million, and $19.0 million, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s units at the time of exercise and the exercise price of the stock option.
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the GDH Ltd.’s ordinary shares on December 31, 2024 and the exercise price for in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on December 31, 2024.
The fair value of options vested during the years ended December 31, 2024, 2023 and 2022 was $20.3 million, $17.2 million, and $21.6 million, respectively.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Modification of stock options previously granted
Effective March 29, 2023, certain outstanding stock option awards were modified reducing the number of options and exercise price. 1,875,000 previously granted options were reduced to 1,500,000 options, and the exercise price of the modified awards was reduced to C$6.75. The incremental fair value of the replacement awards is being recognized over the modified vesting period. The impact to the years ended December 31, 2024 and 2023 was not material.
As of December 31, 2024, the total unamortized stock-based compensation expense related to the stock options was $34.2 million, which will be recognized over a weighted-average period of approximately 4.4 years.
Stock Option Valuation Assumptions
The fair value of the options granted was measured using the Black-Scholes option pricing model with the following weighted average inputs:

Inputs to the Black-Scholes Model	December 31, 2024	December 31, 2023	December 31, 2022
Share price	C$12.41 - C$27.45	C$4.77 - C$7.43	C$4.83 - C$20.40
Exercise price	C$10.00 - C$37.38	C$4.19 - C$8.06	C$5.39 - C$21.30
Expected term (in years)	5	5	5
Expected volatility	85% - 90%	80% - 90%	98% - 120%
Risk-free interest rate	2.8% - 3.8%	3.00% - 3.96%	2.48% - 3.00%
Dividend yield	0%	0%	0%
The assumptions used in the Black-Scholes option pricing model were determined as follows:
Share price. The closing price of GDH Ltd. shares on the respective grant dates was used.
Expected Term. Full term of the options was used as the expected term.
Expected Volatility. In estimating the expected volatility of the underlying stock price, the Company considered historical volatility of GDH Ltd.’s shares, implied volatility from traded options, volatility of comparable companies, and industry indices.
Risk-free Interest Rate. The risk-free interest rate was calculated by interpolating government bond yields over the expected terms of the respective option grants.
Dividend Yield. GDH Ltd. has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero.
The Company has made a policy election to recognize forfeitures of awards as they occur.
Compensatory Class B Unit Awards
The Company has awarded Class B Unit awards to eligible officers and employees. The Class B Units granted are typically comprised of subtype R units (“Standard Units”) and subtype P units (“Profit Interest Units”). Class B Units typically vest over periods ranging from two to four years and are expensed using the straight-line method over the requisite service period.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The following table summarizes the activity related to the compensatory Class B Units during the respective periods:

Description	Class B Units	Weighted-Average Grant Date Fair Value (C$)
Balance, December 31, 2021	14,890,203	$1.81
Granted/ Transferred	—	—
Exchanged / Redeemed	(4,097,259)	1.98
Forfeited	—
Balance, December 31, 2022	10,792,944	$1.49
Granted/ Transferred	—	—
Exchanged	—	—
Forfeited	—	—
Balance December 31, 2023	10,792,944	$1.49
Granted/ Transferred	—	—
Exchanged	(81,357)	1.65
Forfeited	—	—
Balance December 31, 2024	10,711,587	$1.49

Class B Units exercisable, December 31, 2024	10,711,587	$1.49
Class B Units exercisable, December 31, 2023	10,777,718	$1.49
The fair values of units vested during the years ended December 31, 2024, 2023 and 2022 were $0.3 million, $0.1 million, and $1.8 million, respectively. As of December 31, 2024, there was no unamortized stock-based compensation expense related to the Class B Units.
Standard Units valuation assumptions
The fair value of the Standard Units has been determined to be the closing stock price of GDH Ltd. shares on the date of grant.
Profits Interest Units valuation assumptions
The Profit Interest Units receive “catch up” allocations with respect to book income which enable such units to accumulate capital accounts equal to those of Standard Units. Initially, the Profit Interest Units will have a capital account balance of $0, which will be adjusted upon a liquidation or capital event, or when the capital accounts of the GDH LP unit holders are marked to market to reflect the fair value of GDH LP’s assets. Such “catch up” allocations will terminate once the Profit Interest Units have accumulated capital accounts equal to those of other Standard Units. Once a Profit Interest Unit has vested and has been fully “caught up,” such Profit Interest Unit may be exchanged for one share of GDH Ltd. for no additional consideration. The fair value of the Profit Interest Units was estimated using the probability-weighted expected return method. In applying this method, a payoff was determined for a Profit Interest Unit under three potential scenarios, each payoff was weighted by an estimated probability of the corresponding scenario and then the probability-weighted payoffs were discounted to the date of grant and summed. The scenarios, probabilities and other inputs into the model were selected using professional judgment, considering, among other things, the results of a one-period trinomial model, the results of a standard Black-Scholes option pricing model under different assumptions and the estimated fair value of a common share of GDH Ltd.
There were no Class B units granted during the year ended December 31, 2024, 2023 and 2022.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Restricted Stock
On May 19, 2021, the Company granted 845,428 restricted shares as part of the business combination with Vision Hill. The restricted shares vested over approximately 3 years and were expensed using the straight-line method over the requisite service period. All granted restricted shares were fully vested as of June 30, 2024.
The following table summarizes the activity related to Restricted Stock during the respective periods:

Description	Number of Units	Weighted Average Grant Price (C$)
Balance, December 31, 2021	1,925,399	$11.39
Vested	(281,809)	19.11
Balance, December 31, 2022	1,643,590	$10.07
Vested	(736,782)	10.61
Forfeited	(625,000)	5.35
Balance, December 31, 2023	281,808	$19.11
Vested	(281,808)	19.11
Forfeited	—	—
Balance, December 31, 2024	—	$—
As of December 31, 2024, there was no unamortized stock-based compensation expense related to unvested restricted stock.
Restricted Share Units
Restricted share units vest over approximately 3-4 years and are expensed using the straight-line method over the requisite service period. The Company accounts for forfeitures as they occur.
The following table summarizes the activity related to Restricted Share Units during the respective periods:

Description	Number of Units (1)	Weighted Average Grant Price (C$)
Balance, December 31, 2021	7,833,659	$23.32
Granted (1)	6,718,554	18.13
Exercised	(1,425,013)	22.99
Forfeited/ Cancelled	(1,664,283)	22.04
Balance, December 31, 2022	11,462,917	$20.50
Granted (1)	4,983,339	4.92
Exercised	(3,036,166)	19.20
Forfeited/ Cancelled	(2,206,466)	18.31
Balance, December 31, 2023	11,203,624	$14.36
Granted (1)	3,439,035	14.85
Exercised	(3,668,309)	15.44
Forfeited/ Cancelled	(964,777)	14.17
Balance, December 31, 2024	10,009,573	$14.15

Units vested as of December 31, 2024	4,066,372	$15.07
Units vested as of December 31, 2023	3,281,195	$18.47
_______________
(1)Includes deferred share units granted to the directors as part of annual compensation.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
As of December 31, 2024, there was $48.4 million of unamortized stock-based compensation expense related to unvested restricted share units, which is expected to be recognized over a weighted average period of 2.4 years.
During the years ended December 31, 2024, 2023 and 2022, the Company granted 240,164, 375,783 and 830,305 restricted share units, respectively, under the Non-Treasury Share Unit Plan which will be settled in cash. The restricted share units vest over three to four years with varying vesting schedules and had a fair value of $2.7 million, $1.2 million and $10.1 million at grant date for the years ended December 31, 2024, 2023 and 2022, respectively. The outstanding liability related to cash settled units as of December 31, 2024 and 2023 was $10.2 million and $4.3 million, respectively.
During the years ended December 31, 2024 and 2023, the Company granted 242,498 and 299,151 Stock Appreciation Rights ("SARs"), respectively, under the LTIP which will be settled in cash. The SARs vest over three years and had a weighted average grant date fair value of $1.5 million and $0.5 million for the years ended December 31, 2024 and 2023, respectively. The outstanding liability as of December 31, 2024 and 2023 related to the SARs was $1.7 million and $1.0 million, respectively.

Income tax benefits related to equity based compensation recognized in the Company's consolidated statement of operations for the years ended December 31, 2024, 2023 and 2022 were $2.3 million, $0.7 million, and $3.7 million, respectively.
22. RELATED PARTY TRANSACTIONS
The Company’s related parties include entities over which it exercises significant influence and its key management personnel. Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly.
Compensation of directors and officers
Director and officer compensation as of December 31, 2024, 2023 and 2022 includes nine, nine and ten individuals, respectively, consisting of officers, former officers and certain employees, who are considered to have decision making authority. Compensation provided to key management personnel for the years ended December 31, 2024, 2023 and 2022 are as follows:

	Year ended
(in thousands)	December 31, 2024	December 31, 2023	December 31, 2022
Base compensation and accrued bonuses(1)	$16,780	$12,957	$6,733
Benefits	340	359	400
Equity based compensation	24,566	32,524	24,052
Total	$41,686	$45,840	$31,185
__________________
(1)As of December 31, 2024 and 2023, $13.4 million and $10.1 million, respectively, of accrued bonuses were included within Accounts payable and accrued liabilities.
GDH LP, an operating partnership, is managed by the Board of Managers of the General Partner. Director fees, including equity based compensation provided to the directors was $0.7 million, $0.8 million, and $0.8 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Distributions
During the years ended December 31, 2024, 2023 and 2022, there were tax-related distributions paid of $55.3 million, $22.4 million and $184.3 million, respectively. A majority of the recipients of the distributions were related parties.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Sublease
Galaxy Investment Partners LLC, which has leased the office space located on the 8th floor of 107 Grand Street, New York, New York 10013, subleased to Galaxy Digital Services to occupy the 8th floor on the same terms as the master lease. During the year ended December 31, 2021, the Company exited the premises prior to the conclusion of the sublease term. The Company made payments on the sublease through June 2023, the expiration of the sublease, and had no associated lease liability as of December 31, 2024 and 2023.
Investments in Galaxy Funds
Our directors and executive officers are generally permitted to invest their own capital (or capital of estate planning vehicles controlled by them or their immediate family members) directly in our funds and affiliated entities. In general, such investments are not subject to management fees, and in certain instances may not be subject to performance fees. The fair value of such investments aggregated to $12.9 million and $11.0 million as of December 31, 2024 and 2023, respectively.
Transactions with GDH Ltd.
In accordance with the LPA, the Company will reimburse or pay for all reimbursable expenses of GDH Ltd. For the years ended December 31, 2024, 2023 and 2022, the Company paid or accrued $3.2 million, $2.2 million, and $2.5 million, respectively, on behalf of GDH Ltd., which has been included in General and administrative expenses on the Company’s consolidated statements of operations. The Company has also provided a financial guarantee to a subsidiary of GDH Ltd. sufficient to cover its costs and obligations as they come due through December 31, 2025. The Company has not paid or accrued any amount under this financial guarantee for the years ended December 31, 2024, 2023 or 2022.
On April 14, 2022 the Company entered into a Promissory Note (amended and restated in November 2023 and December 2024, the "Promissory Note") with GDH Intermediate LLC ("GDHI LLC"), a subsidiary of GDH Ltd. Under the terms of the Promissory Note, the Company can request that GDHI LLC make advances to the Company from time to time, fulfillment of which is in GDHI LLC’s sole and absolute discretion. As of December 31, 2024 and 2023, GDHI LLC had advanced $96.9 million and $67.2 million to the Company, respectively.
Under the terms of the Promissory Note, interest accrues on any outstanding advances at a rate per annum equal to 7.0% effective December 30, 2024 (7.0% through September 30, 2023 and 9% through December 29, 2024). Interest is payable semi-annually in arrears on June 30 and December 31 of each year, commencing on December 31, 2022, subject to the right of GDHI LLC to elect that the amount of any such interest payment be capitalized and increase the principal amount of the Promissory Note in lieu of being paid in cash. As of December 31, 2024 and 2023, the interest payable on the Promissory Note was $0. The Promissory Note may be recalled in whole or in part by GDHI LLC at any time during the term of the note. Otherwise it will mature, and the principal amount of all outstanding advances, plus any accrued and unpaid interest, will be due and payable on December 31, 2025, unless extended by GDHI LLC.
As at December 31, 2024 and 2023, the Company had $95.8 million and $66.0 million, respectively, in net payables to GDH Ltd. primarily for the aforementioned Promissory Note partially offset by receivables for stock option exercises and withholding tax associated with restricted share units vesting.
The Company’s CEO serves as co-chairman of the board for Candy Digital Inc. in which the Company made an investment during 2021 resulting in the two entities becoming related parties. A family member of the CEO also holds a position with this company. As at December 31, 2024 and 2023, the Company’s investment in Candy Digital Inc. was valued at $9.1 million and $18.0 million, respectively. As at December 31, 2024 and 2023, Galaxy Interactive Fund I, LP, a non-consolidated sponsored investment fund, also held an investment in the company valued at $1.0 million and $2.4 million, respectively.
The Company has sub-advisory arrangements with a beneficial owner of GDH Ltd.. Such sub-advisory arrangements have been entered into with, or advised by, Galaxy Digital Capital Management LP, a consolidated subsidiary of the Company, in its capacity as an investment advisor registered under the Advisers Act. For the years

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
ended December 31, 2024, 2023 and 2022, the associated advisory fees were $2.1 million, $0.9 million, and $1.0 million, respectively. The CEO of the Company, through an entity which he controls, owns a private aircraft that the Company uses for business purposes in the ordinary course of operations, on terms that are advantageous to the Company. The CEO paid for the purchase of this aircraft with his personal funds and has borne all operating, personnel and maintenance costs associated with its operation and use. During the years ended December 31, 2024, 2023 and 2022, the Company incurred $0.5 million, $0.3 million, and $1.2 million, respectively, for such use negotiated on an arms-length basis in compliance with our aviation matters policy adopted in August 2022.
In addition, we have from time to time made use of the CEO’s private boat to host corporate meetings and for other business purposes in the ordinary course of the Company’s operations, on terms that are advantageous to us. The CEO paid for the purchase of this boat with his personal funds and has borne most of the operating, personnel and maintenance costs associated with its operation and use; while the Company paid for the cost of any food and beverage consumption and a portion of operating fees. During the years ended December 31, 2024 and 2023, the Company incurred $0.02 million and $0.1 million, respectively, in relation to this boat. The value of this service was not material to the Company for the year ended December 31, 2022.
In connection with the receipt of surety bonds for the purpose of state money transmission licenses on behalf of a subsidiary of the Company, GGI agreed to act as indemnitor, along with the Company, at the request of the insurers. The Company was liable to GGI for fees of $0.4 million for the indemnity through December 31, 2024, which was calculated as 1% of the aggregate notional amount of the surety bonds held on behalf of the subsidiary. The Company will continue to incur fees due to GGI of 1% for the duration of these outstanding surety bonds which are renewed annually.
Prior to joining the GDH Ltd.’s board in September 2021, the current chairman of the GDH Ltd.’s board entered into a consulting agreement with the Company in April 2021. Under the terms of the consulting agreement, the chairman was engaged to provide professional services to the Company for a period of three years beginning on September 1, 2021. In 2021, the chairman received 1,500,000 RSUs and 500,000 options under the LTIP in connection with the consulting agreement. The equity based compensation expense related to this grant for the years ended December 31, 2024, 2023 and 2022 was $5.0 million, $11.9 million and $11.6 million, respectively. This consulting agreement has expired as of September 1, 2024.
In February 2023, the Company entered into a consulting agreement with a board member of GDH Ltd. The Company paid $1.0 million under this agreement during each of the years ended December 31, 2024 and 2023.
As of December 31, 2024 and 2023, the Company had recorded $4.8 million and $2.9 million, respectively, of tax payments made on behalf of certain related parties. During the year ended December 31, 2023, the Company made tax indemnification payments of $4.9 million to certain related parties.
23. REPORTABLE SEGMENTS
The Company manages and reports its activities in the following operating businesses: Digital Assets and Data Centers. In the first quarter of 2025, the Company began managing and reporting activities in these two operating segments consistent with changes in our operations and management reporting. In determining the Company’s segment structure, the Company considered the basis on which the chief operating decision maker (“CODM”), as well as other members of senior management, review the financial and operational performance of the Company. The Company’s CODM is its chief executive officer. The CODM primarily relies on segment operating income and net income after taxes to evaluate the performance of each reportable segment. In accordance with ASC 280, Segment Reporting, the Company has recast its historical segment information to conform to the current segment structure.
Digital Assets
The Digital Assets segment is comprised of the Company’s counterparty trading activities, lending, advisory and capital market activities, validator staking services, the Company’s asset management business which manages investments in the digital asset ecosystem both on behalf of the Company and external limited partners, and the GK8 self-custody technology business. The Digital Assets segment generates revenue from digital assets sales, fee

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
income, blockchain rewards and lending. It includes realized and unrealized gains and losses on certain digital assets and equity investments. The Digital Assets segment also incurs the portion of the Company’s interest expense used to fund its trading and lending activities and incurs the majority of digital assets sales costs. Management fees generated off the Company’s principal investments and fees generated from staking the Company’s proprietary digital assets are eliminated in the Treasury and Corporate segment.
Data Centers
The Data Centers segment comprises the Helios infrastructure assets. Our Data Centers segment develops HPC infrastructure to meet the growing demand for large-scale, power-ready facilities in the AI / HPC industry.
Treasury and Corporate
The Treasury and Corporate segment includes the Company’s proprietary trading and mining activities, as well as the Company’s principal investments. It includes realized and unrealized gains and losses on the majority of the Company’s digital assets and equity investments. The Company’s unallocated corporate overhead, other unallocated costs not identifiable to any of the other reportable segments, and eliminations of inter-segment transactions as required for consolidation. Transactions between segments are based on specific criteria or approximate market rates for comparable services.
The Company’s chief operating decision maker reviews compensation expenses separately from other segment items, which include transaction expenses, general and administrative expenses, technology and marketing costs, as well as professional fees.
Assets and liabilities by each of the reportable segments as of December 31, 2024 are as follows:

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	Totals
Total assets	$3,723,814	$199,694	$3,196,347	$7,119,855
Total liabilities	$3,163,499	$—	$1,762,004	$4,925,503
Assets and liabilities by each of the reportable segments as of December 31, 2023 are as follows:

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	Totals
Total assets	$1,978,031	$114,529	$1,501,720	$3,594,280
Total liabilities	$1,679,765	$—	$203,344	$1,883,109

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Income and expenses by each of the reportable segments for the year ended December 31, 2024 is as follows:

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	Totals
Revenues	$42,497,063	$—	$99,610	$42,596,673
Net gain / (loss) on digital assets	57,560	—	576,997	634,557
Net gain / (loss) on investments	17,425	—	241,366	258,791
Net gain / (loss) on derivatives trading	168,355	—	99,414	267,769
Revenues and gains / (losses) from operations	42,740,403	—	1,017,387	43,757,790

Transaction expenses	42,437,298	—	304,478	42,741,776
Compensation and benefits	175,925	—	89,666	265,591
Notes interest expense	—	—	30,804	30,804
Depreciation and amortization	11,446	7,497	27,949	46,892
Other expenses	68,725	—	245,266	313,991
Operating expenses	42,693,394	7,497	698,163	43,399,054

Operating income	47,009	(7,497)	319,224	358,736

Unrealized gain / (loss) on notes payable – derivative	—	—	(31,727)	(31,727)
Other income / (expense), net	—	—	2,774	2,774
Total other income / (expense)	—	—	(28,953)	(28,953)

Net income / (loss) for the period, before taxes	$47,009	$(7,497)	$290,271	$329,783
Income tax benefit	—	—	(16,939)	(16,939)
Net income / (loss) for the period	$47,009	$(7,497)	$307,210	$346,722

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Income and expenses by each of the reportable segments for the year ended December 31, 2023 is as follows (recast based on adoption of ASU 2023-07):

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	Totals
Revenues	$51,565,491	$—	$61,288	$51,626,779
Net gain / (loss) on digital assets	22,527	—	310,923	333,450
Net gain / (loss) on investments	—	—	97,827	97,827
Net gain / (loss) on derivatives trading	65,380	—	86,203	151,583
Revenues and gains / (losses) from operations	51,653,398	—	556,241	52,209,639

Transaction expenses	51,509,381	—	83,042	51,592,423
Compensation and benefits	148,909	—	70,347	219,256
Notes interest expense	—	—	27,285	27,285
Depreciation and amortization	4,344	5,548	13,053	22,945
Other expenses	44,854	—	48,710	93,564
Operating expenses	51,707,488	5,548	242,437	51,955,473

Operating income	(54,090)	(5,548)	313,804	254,166

Unrealized gain / (loss) on notes payable – derivative	—	—	(9,603)	(9,603)
Other income / (expense), net	—	—	(135)	(135)
Total other income / (expense)	—	—	(9,738)	(9,738)

Net income / (loss) for the period, before taxes	$(54,090)	$(5,548)	$304,066	$244,428
Income tax expense	—	—	15,914	15,914
Net income / (loss) for the period	$(54,090)	$(5,548)	$288,152	$228,514

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
Income and expenses by each of the reportable segments for the year ended December 31, 2022 is as follows (recast based on adoption of ASU 2023-07):

(in thousands)	Digital Assets	Data Centers	Treasury and Corporate	Totals
Revenues	$119,785,259	$—	$40,588	$119,825,847
Net gain / (loss) on digital assets	(289,497)	—	1,227,862	938,365
Net gain / (loss) on investments	—	—	(464,918)	(464,918)
Net gain / (loss) on derivatives trading	100,341	—	92,217	192,558
Revenues and gains / (losses) from operations	119,596,103	—	895,749	120,491,852

Transaction expenses	119,437,498	—	1,558,433	120,995,931
Compensation and benefits	134,550	—	81,651	216,201
Notes interest expense	—	—	37,029	37,029
Depreciation and amortization	—	—	12,852	12,852
Other expenses	95,578	—	83,481	179,059
Operating expenses	119,667,626	—	1,773,446	121,441,072

Operating income	(71,523)	—	(877,697)	(949,220)

Change in fair value of warrant liability	—	—	20,322	20,322
Unrealized gain / (loss) on notes payable – derivative	—	—	57,998	57,998
Other income / (expense), net	—	—	26,480	26,480
Total other income / (expense)	—	—	104,800	104,800

Net income / (loss) for the period, before taxes	$(71,523)	$—	$(772,897)	$(844,420)
Income tax benefit	—	—	(28,291)	(28,291)
Net income / (loss) for the period	$(71,523)	$—	$(744,606)	$(816,129)
Net income / (loss) attributed to:
Redeemable noncontrolling interests	—	—	(97,219)	(97,219)
Unit holders of the Company	$(71,523)	$—	$(647,387)	$(718,910)

24. RISKS AND UNCERTAINTIES
The Company’s digital assets activities may expose it to a variety of financial and other risks: credit risk, interest rate risk, liquidity risk, market risk, loss of access risk, irrevocability of transactions, hard fork and airdrop risks and regulatory oversight risk, among others.
The Company lends digital assets to third parties. On termination of a loan, the borrower is required to return the digital assets to the Company; any gains or loss in the market price during the loan would inure to the Company. In the event of bankruptcy of the borrower, the Company could experience delays in recovering its digital assets. In addition, to the extent that the value of the digital assets increases during the term of the loan, the value of the digital assets may exceed the value of collateral provided to the Company, exposing the Company to credit risks with respect to the borrower and potentially exposing the Company to a loss of the difference between the value of the digital assets and the value of the collateral. If a borrower defaults under its obligations with respect to a loan of digital assets, including by failing to deliver additional collateral when required or by failing to return the digital

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
assets upon the termination of the loan, the Company may expend significant resources and incur significant expenses in connection with efforts to enforce the loan agreement, which may ultimately be unsuccessful.
The Company also participates in decentralized finance protocols, smart contracts that perform specific functions, which are predominantly built on top of the Ethereum blockchain. Decentralized finance protocols allow the Company to provide or access liquidity, as well as exchange digital assets directly, on the blockchain. The Company deposits or transfers its digital assets to the smart contracts of these decentralized finance protocols and typically receives protocol-specific digital assets that represent the Company’s claims on the underlying digital assets. The Company’s transactions with such decentralized finance protocols rely on the functions of open source smart contracts, which are not developed by the Company and could be subject to exploits. The Company mitigates this smart contract risk through review of smart contract audits, as well as other risk management strategies that prevent concentration in or over-reliance on any individual decentralized finance protocol. Additionally, as transactions on decentralized protocols may occur without a centralized authority, the Company has implemented processes to monitor and review the digital asset wallets that interact with decentralized protocols in which the Company participates. As of December 31, 2024, four protocols, Maker DAO / Sky DAO, Coinbase wrapped bitcoin, Aave, and Pendle, represented 77% of the Company’s digital assets associated with decentralized finance protocols. As of December 31, 2023, two protocols, Compound, Maker DAO / Sky DAO, represented 92% of the Company’s digital assets associated with decentralized finance protocols balance.
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, and loans receivable. The Company has established guidelines, relative to credit ratings and maturities, that seek to maintain safety and liquidity. The Company held $19.7 million and $199.6 million of cash at brokers and $64.7 million and $24.9 million of cash on trading platforms as of December 31, 2024 and 2023, respectively. The Company routinely assesses the financial strength of its customers and maintains allowances for anticipated losses. As of December 31, 2024 and 2023, no individual customer accounted for 10% or more of net accounts receivable. During the year ended December 31, 2024, two digital asset trading platforms accounted for 40% of revenue; and during the years ended December 31, 2023 and 2022, three digital asset trading platforms accounted for 54% and 67% of revenue, respectively. As of December 31, 2024 and 2023, two counterparties and their related parties accounted for 27% and 65%, respectively, of the Company’s Loans receivable and Digital assets loan receivable balance.
The Company is also subject to liquidity and concentration risk related to its short-term loans payable. The loans are callable on demand by the counterparties and are collateralized by the Company’s cash, investment securities, and digital assets held in the Company’s trading accounts at counterparties’ trading platforms. As of December 31, 2024 and 2023, one individual counterparty accounted for greater than 5% of the Company's total current liabilities, at 8.5% and 12.0%, respectively. The proceeds from these loans are utilized for trading activities.
The Company conducts digital asset trades using both direct principal to principal transactions with counterparties and through centralized or decentralized digital asset trading platforms. Digital assets held on trading platforms are subject to the operational control of the platform operators, and could potentially be lost or impaired due to fraud or negligence of the platform operators. The Company mitigates this risk by performing regular reviews of each digital asset trading platform it transacts on, distributing its digital assets across multiple different trading platforms to reduce concentration risk, and holding assets in self-custody where appropriate. As of December 31, 2024 and 2023, approximately 22% of the Company’s digital assets were held with third parties, including centralized trading platforms or posted with counterparties. No centralized digital asset trading platform held more than 10% of the Company’s digital assets, including posted collateral over which the Company maintains control, as of December 31, 2024 and 2023.
The Company operates a bitcoin mining business. The Company operates its own mining facility and utilizes third party hosting providers. The facilities are subject to operational risks including managing power costs and maintaining uptime, some of which are outside of the Company’s control. As of December 31, 2024, the Company predominantly operates its mining equipment at its mining facility in Texas, which reduces reliance on third-party hosting service providers.

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The regulatory environment related to digital assets is complex, evolving, and uncertain, requiring the Company to allocate resources in legal, accounting, compliance, technology, and other functions which impact the Company’s consolidated financial statements. Future regulatory rules adopted domestically and internationally may impose obligations and restrictions on how the Company manages to conduct its business activities in the future.
The Company seeks to minimize potential adverse effects of these risks on performance by employing experienced personnel; daily monitoring of the Company’s investments, digital assets and market events; and diversifying the Company’s business strategy, as well as its investment portfolio within the constraints of the Company’s investment objectives.
25. INCOME TAXES
GDH LP is a Cayman exempted limited partnership treated as a partnership for US federal tax purposes and as such income taxes are generally the responsibility of the partners through an allocation of GDH LP’s taxable income (loss), and not that of GDH LP. GDH LP is subject to a 4.0% entity level New York City unincorporated business tax (“UBT”) on income allocated or apportioned to New York City. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located. Accordingly, no provision for income taxes has been recorded in these consolidated financial statements other than for GDH LP’s UBT obligation and for the entities in the consolidated GDH LP group subject to income taxes in the local jurisdictions in which they operate. The net difference between the tax basis in the Company’s assets and liabilities and the reported amount was approximately $(1.5) billion and $(995) million as of December 31, 2024 and 2023, respectively. The aggregate net basis difference of the partners may differ, potentially materially, from that of the Company based on items, allocations, and methodologies specific to the individual partners. The allocation of taxable income to partners may vary substantially from net income reported in these consolidated financial statements.
Income before taxes for the years ended December 31, 2024, 2023 and 2022 consists of the following:

(in thousands)	Year ended December 31, 2024	Year ended December 31, 2023	Year ended December 31, 2022
Income before taxes:
Cayman Islands	$589,189	$167,356	$578,155
Foreign	(259,406)	77,072	(1,422,575)
Total	$329,783	$244,428	$(844,420)

(in thousands)	Year ended December 31, 2024	Year ended December 31, 2023	Year ended December 31, 2022
Income tax expense
Partnership level tax	$(6,270)	$1,920	$(8,736)
Corporate subsidiaries
Cayman Islands	—	—	—
Foreign	(2,283)	7,457	3,068
Current tax expense / (benefit)	(8,553)	9,377	(5,668)
Deferred tax expense / (benefit)	(8,386)	6,537	(22,623)
Total	$(16,939)	$15,914	$(28,291)

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
The effective income tax rate reported in the Company’s consolidated statements of operations varies from the Cayman income tax rate of 0.0% for the following items:

(in thousands)	2024		2023		2022
Earnings before income taxes	$329,783		$244,428		$(844,420)
Income tax at Cayman statutory tax rate	—	—%	—	—%	—	—%
Increase (decrease) in the income tax rate resulting from:
Foreign rate differential on entity level partnership tax	(1,381)	(0.42)%	5,050	2.07%	(19,099)	2.26%
Foreign subsidiaries taxed at different rates	(15,558)	(4.72)%	10,864	4.44%	(9,192)	1.09%
Total income tax expense / (benefit) and effective income tax rate	$(16,939)	(5.14)%	$15,914	6.51%	$(28,291)	3.35%
The Company recognizes the effects of a tax position in the financial statements only if, as of the reporting date, it is “more likely than not” to be sustained based on its technical merits and their applicability to the facts and circumstances of the tax position. Neither the Company, nor any of its foreign corporate subsidiaries, are subject to income tax examination in any jurisdiction in which they operate for any years prior to 2020.
At December 31, 2024, 2023 and 2022, the Company's unrecognized tax benefits relating to uncertain tax positions, excluding related interest and penalties, consisted of the following, none of which, if recognized, would impact the Company’s effective tax rate. As of December 31, 2024, the Company does not believe that there will be a significant change to the uncertain tax positions during the next 12 months.

(in thousands)	Year ended December 31, 2024	Year ended December 31, 2023	Year ended December 31, 2022
Unrecognized tax benefits, beginning of period	$8,132	$6,291	$5,137
Increases in tax positions in prior periods	—	2,437	9,199
Decreases in tax positions in prior periods	(307)	—	—
Increases in tax positions in current periods	—	163	6,219
Decreases in tax positions in current periods	—	—	(14,264)
Lapse of statute of limitations	(6,120)	(759)	—
Unrecognized tax benefits, end of period	$1,705	$8,132	$6,291
The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. Related to the unrecognized tax benefits, the Company recorded interest expense in income tax expense of $1.5 million and $1.1 million during the years ended December 31, 2024 and 2023, respectively. As of December 31, 2022, there was no accrued interest recorded in the statements of financial position. There were no penalties accrued as of December 31, 2024, 2023 and 2022.
The following table presents the Company’s deferred income tax assets and liabilities before the impact of offsetting deferred income tax assets and liabilities within the same tax paying component of an entity and tax jurisdiction. Deferred tax assets are recognized within Other non-current assets in the Company’s statements of

Galaxy Digital Holdings LP
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024, 2023 and 2022
financial position. Deferred tax liabilities are recognized within Other non-current liabilities in the Company’s statements of financial position.

(in thousands)	December 31, 2024	December 31, 2023
Deferred income tax assets:
Differences between book and tax basis:
Partnership investments	$—	$—
Other	6,244	4,587
Net operating loss carryforward	68,432	48,098
Total deferred income tax assets	$74,676	$52,685
Deferred income tax liabilities:
Differences between book and tax basis:
Partnership investments	$(21,406)	$(13,158)
Digital assets	(26,749)	(24,439)
Investment basis differences	(4,402)	(2,765)
Other	(2,096)	(2,989)
Total deferred income tax liability	(54,653)	(43,351)
Net deferred tax asset/(liability)	$20,023	$9,334
A valuation allowance is recorded when, based on the weight of all available evidence, management determines it is more likely than not that some portion or all of the deferred tax assets will not be realized. This analysis is complex and, amongst other factors, requires that management assess the likelihood that the Company and/or its subsidiaries will generate taxable earnings in future periods, in order to utilize its deferred tax assets. Subsidiaries will generate taxable earnings in future periods, in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasting cash flows from operations and applying existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the date of the statement of financial position could be impacted. Additionally, future changes in tax laws in the jurisdictions in which the Company and/or its subsidiaries operate could limit the ability of the Company to realize tax deductions in future periods. As of December 31, 2024, 2023 and 2022, the Company did not record a valuation allowance as it is more likely than not that all deferred tax assets will be fully realized.
As of December 31, 2024 and 2023, the Company recognized a deferred tax asset of $68.4 million and $48.1 million, respectively, for tax loss carryforwards, none of which are subject to limitation.
26. SUBSEQUENT EVENTS
In March 2025, Galaxy entered into a 15-year agreement with CoreWeave to host high-performance computing and artificial intelligence infrastructure and deliver 133 MW of Critical IT Load at its Helios campus in West Texas.